Exhibit 10.12
AMENDED AND RESTATED

Originally dated 25 September 2018 and as further amended and restated on 29 April 2021, 21 December 2021, 21 June 2022, 20 December 2022, 22 September 2023, 26 June 2024 and further amended and restated on 9 May, 2025
SPANISH MASTER LEASE AND SERVICING AGREEMENT
between
STUURGROEP FLEET (NETHERLANDS) B.V.
as Dutch FleetCo
STUURGROEP FLEET (NETHERLANDS) B.V., SUCURSAL EN ESPAÑA
as Lessor
HERTZ DE ESPAÑA, S.L.U.
as Lessee and Servicer
those Permitted Lessees from time to time becoming Lessees hereunder
and
BNP PARIBAS TRUST CORPORATION UK LIMITED
as Spanish Security Trustee

1    DEFINITIONS AND CONSTRUCTION    1
2    NATURE OF AGREEMENT    2
3    TERM    10
4    RENT AND LEASE CHARGES    10
5    VEHICLE OPERATIONAL COVENANTS    14
6    SERVICER FUNCTIONS AND COMPENSATION    20
7    CERTAIN REPRESENTATIONS AND WARRANTIES    27
8    CERTAIN AFFIRMATIVE COVENANTS    28
9    DEFAULT AND REMEDIES THEREFOR    30
10    CERTIFICATION OF TRADE OR BUSINESS USE    34
11    [RESERVED]    35
12    ADDITIONAL LESSEES    35
13    VALUE ADDED TAX AND STAMP TAXES    35
14    SECURITY AND ASSIGNMENTS    36
15    NON-LIABILITY OF LESSOR    37
16    NON-PETITION AND NO RECOURSE    38
17    [RESERVED]    39
18    GOVERNING LAW AND JURISDICTION    39
19    NOTICES    39
20    ENTIRE AGREEMENT    39
21    MODIFICATION AND SEVERABILITY    39
22    SURVIVABILITY    39
23    [reserved]    40
24    COUNTERPARTS    40
25    ELECTRONIC EXECUTION    40
26    LESSEE TERMINATION AND RESIGNATION    40
27    THIRD-PARTY BENEFICIARIES    40
28    TIME OF THE ESSENCE    41
29    GOVERNING LANGUAGE    41
30    POWER OF ATTORNEY    41
ANNEX A

FORM OF ACCESSION AGREEMENT    1

EXHIBIT A

FORM OF LESSEE RESIGNATION NOTICE    5
SCHEDULE I
Common Terms of Motor Third Party Liability Cover    6
SCHEDULE II
INSURANCE BROKER LETTER OF UNDERTAKING    7
SCHEDULE III
REQUIRED CONTRACTUAL CRITERIA FOR VEHICLE PURCHASING AGREEMENTS    9
SCHEDULE IV
Draft Transfer and Joint and Several Liability Language to be included in Pro Forma Manufacturer Program    14
Annex [1]
Form of Transfer Certificate    16
Annex [2]
Form of Acknowledgement of Joint and Several Liability    18
SCHEDULE VI
Draft Intra-Group Sale and Purchase Agreement    3
SCHEDULE VI
Form of Initial Lease Vehicle Acquisition Schedule    10

THIS AGREEMENT is originally made on 25 September 2018 and as amended and restated on 29 April 2021, 21 December 2021, 21 June 2022, 20 December 2022, 22 September 2023, 26 June 2024 and further amended and restated on 9 May, 2025 between the following parties:
(1)STUURGROEP FLEET (NETHERLANDS) B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) with its official seat (statutaire zetel) in Amsterdam, the Netherlands, having its office at Scorpius 120, 2132 LR Hoofddorp, the Netherlands, registered with the Trade Register of the Dutch Chamber of Commerce under number 34275100 (“Dutch FleetCo”);
(2)STUURGROEP FLEET (NETHERLANDS) B.V., SUCURSAL EN ESPAÑA, Spanish branch of Dutch FleetCo incorporated and existing under the laws of Spain, whose registered office is at calle Jacinto Benavente, 2, Edificio B, 3ª planta, Las Rozas de Madrid, Madrid, Spain and registered with the Commercial Registry of Madrid under Volume 37748, Book M-672439, Folio 1 (“Spanish FleetCo”), as lessor (in such capacity, the “Lessor”);
(3)HERTZ DE ESPAÑA, S.L.U., a limited liability company incorporated and existing under the laws of the Kingdom of Spain, with registered office at calle Jacinto Benavente 2, Edificio B, 3ª planta, Las Rozas, Madrid (Spain) and Spanish Tax Id number B-28121549 (“Spanish OpCo”), as a lessee and as servicer (in such capacity as servicer, the “Servicer”);
(4)those various Permitted Lessees (as defined herein) from time to time becoming Lessees hereunder pursuant to Clause 12 (Additional Lessees) hereof (each, an “Additional Lessee”), as lessees (Spanish OpCo and the Additional Lessees, in their capacities as lessees, each a “Lessee” and, collectively, the “Lessees”); and
(5)BNP PARIBAS TRUST CORPORATION UK LIMITED, acting through its registered office at 10 Harewood Avenue, London NW1 6AA as Spanish security trustee (in such capacity, the “Spanish Security Trustee”).
WHEREAS
(A)The Lessor has purchased or will purchase Spanish Vehicles from various parties on arm’s-length terms pursuant to one or more other motor vehicle purchase agreements or otherwise, in each case, that the Lessor determines shall be leased hereunder.
(B)The Lessor desires to lease to each Lessee and each Lessee desires to lease from the Lessor certain Lease Vehicles for use in connection with the business of such Lessee, including use by such Lessee’s employees, directors, officers, representatives, agents and other business associates in their personal or professional capacities.
(C)The Lessor and each Lessee desire the Servicer to perform various servicing functions with respect to the Lease Vehicles (to the extent relating to the Vehicles purported to be leased pursuant to this Agreement), and the Servicer desires to perform such functions, in accordance with the terms hereof.
THE PARTIES HEREBY AGREE AS FOLLOWS
1DEFINITIONS AND CONSTRUCTION
1.1Definitions
1.2Except as otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the master definitions and constructions agreement signed by, amongst others, the parties hereto dated the Signing Date as amended, modified or supplemented from time to time (the “Master Definitions and Constructions Agreement”). All Clause, Sub-Clause or paragraph references herein shall refer to clauses, sub-clauses or paragraphs of this Agreement, except as otherwise provided herein.

1.3Rules of Construction
(a)In this Agreement, including the preamble, recitals, attachments, schedules, annexes, exhibits and joinders hereto unless the context otherwise requires, words and expressions used have the constructions ascribed to them in Clause 2 (Principles of Interpretation and Construction) of the Master Definitions and Constructions Agreement.
(b)If any obligations of a party to this Agreement or provisions of this Agreement are subject to or contrary to any mandatory principles of applicable law, compliance with such obligations and/or provisions of this Agreement shall be deemed to be subject to such mandatory principles (or waived) to the extent necessary to be in compliance with such law.
(c)In this Agreement, the term “sub-lease” means any underlease, sub-lease, license or mandate in relation to the use of a Lease Vehicle between a Lessee, as lessor, and a sub-lessee, as lessee but does not include, for the avoidance of doubt, any arrangements and normal business operations involving the ultimate return of Lease Vehicles from locations not operated by a Lessee to drop locations of such Lessee (and ancillary use or transportation of such Lease Vehicles in relation thereto).
(d)Words in Spanish used in this Agreement and having a specific legal meaning should prevail over the English translation.
1.4Scope of Agreement
1.5The parties hereto acknowledge that this Agreement is only being entered into in connection with the Vehicles purported to be leased pursuant to this Agreement, the Spanish Collateral and the Spanish Related Documents and that there is a separate Dutch Master Lease being entered into between, inter alios, Dutch FleetCo and Dutch OpCo in connection with the Dutch Vehicles, Dutch Collateral and the Dutch Related Documents and a separate Belgian Master Instalment Sale and Administration Agreement being entered into between, inter alios, Dutch B FleetCo and Belgian OpCo in connection with the Belgian Vehicles, Belgian Collateral and the Belgian Related Documents.
1.6Effectiveness
1.7The parties hereto acknowledge and agree that the rights and obligations under this Agreement shall become effective at the Effective Time.
2NATURE OF AGREEMENT
(a)Each Lessee and the Lessor intend that this Agreement is a lease and that the relationship between the Lessor and each Lessee pursuant to this Agreement shall always be only that of a lessor and a lessee, and each Lessee hereby declares, acknowledges and agrees that the Lessor is the owner of the Lease Vehicles, and legal title to the Lease Vehicles is held by the Lessor. No Lessee shall acquire by virtue of this Agreement any right, equity, title or interest in or to any Lease Vehicles, except the leasehold interest established by this Agreement. The parties agree that this Agreement is a lease on arm’s length terms and agree to treat the leasehold interest established by this Agreement as a lease for all purposes, including accounting, regulatory and otherwise.
(b)Each Lessor and the Lessee hereby confirms to and for the benefit of Spanish Security Trustee and FleetCo Secured Parties, that it is the intention of each Lessor and the Lessee that:
(i)this Spanish Master Lease constitutes a single indivisible lease of all the Vehicles subject to such Spanish Master Lease and not separate leases governed by similar terms; and

(ii)this Spanish Master Lease is intended for all purposes (including bankruptcy) to be a single lease with respect to all Vehicles subject to such Spanish Master Lease.
(c)[Reserved]
2.1Lease of Vehicles
(a)Purchase of Existing Fleet from Spanish OpCo.
(i)On the Closing Date, (A) Spanish OpCo shall transfer to Spanish FleetCo all Vehicles to which it has legal title as of the Closing Date and (B) Spanish FleetCo shall accede to all Vehicle Purchasing Agreements to which Spanish OpCo is party as of the Closing Date and shall be bound by the terms and provisions of such Vehicle Purchasing Agreements as if it were an original party thereto.
(ii)On the Closing Date and subject to the terms and provisions hereof, (A) the Lessor shall lease to each Lessee and (B) each Lessee shall lease from the Lessor, in each case, all Vehicles transferred pursuant to Sub-Clause 2.1(a)(i) above.
(iii)The capitalized cost of the Vehicles transferred pursuant to Sub-Clause 2.1(a)(i) above shall be the aggregate Net Book Value of such Vehicles as at the Closing Date.
(b)Agreement to Lease. From time to time, subject to the terms and provisions hereof (including satisfaction of the conditions precedent set forth in Sub-Clause 2.1(c) (Conditions Precedent to Lease of Lease Vehicles)), the Lessor agrees to lease to each Lessee, and each Lessee agrees to lease from the Lessor those certain Lease Vehicles identified on Lease Vehicle Acquisition Schedules and Intra-Lease Lessee Transfer Schedules produced from time to time by or on behalf of such Lessee pursuant to Sub-Clauses 2.1(d) (Lease Vehicle Purchases and Lease Vehicle Acquisition Schedules) and 2.2(b) (Intra-Lease Transfers), respectively.
(c)Conditions Precedent to Lease of Lease Vehicles. The agreement of the Lessor to commence leasing any Lease Vehicle to any Lessee hereunder is subject to the following conditions precedent being satisfied at the time the Lessor orders such Lease Vehicles and will continue to be satisfied when the Lease Vehicles are delivered to the Spanish FleetCo or to its order:
(i)No Default. No Lease Event of Default shall have occurred and be continuing on the Vehicle Lease Commencement Date for such Lease Vehicle or would result from the leasing of such Lease Vehicle hereunder, and no Potential Lease Event of Default with respect to any event or condition specified in Sub-Clause 9.1.1 (Events of Default), Sub-Clause 9.1.5 (Events of Default) or Sub-Clause 9.1.8 (Events of Default) shall have occurred and be continuing on the Vehicle Lease Commencement Date for such Lease Vehicle or would result from the leasing of such Lease Vehicle hereunder;
(ii)Funding. Spanish FleetCo shall have sufficient available funding to purchase such Lease Vehicle;
(iii)Representations and Warranties. The representations and warranties contained in Clause 7 (Certain Representations and Warranties) are true and correct in all material respects (unless any such representation or warranty contains a materiality limitation by its terms, in which case such representation or warranty shall be true and correct) as of such date (unless any such representation or warranty by its terms makes reference to a specific date, in which case, such representation or warranty shall be true and correct for such specific date);

(iv)Eligible Vehicle. Such Lease Vehicle is an Eligible Vehicle or in the case of any Credit Vehicle will be an Eligible Vehicle following payment of the purchase price in respect thereof;
(v)Vehicle Purchasing Agreement. Such Lease Vehicle has been ordered in accordance with the terms of the relevant Vehicle Purchasing Agreement;
(vi)Lease Expiration Date. The Lease Expiration Date has not occurred; and
(vii)Payment. If such Lease Vehicle was purchased by Spanish FleetCo on non-credit terms, Spanish FleetCo has paid in full the purchase price for such Lease Vehicle and if such Lease Vehicle was purchased on credit terms by Spanish FleetCo, such Lease Vehicle has been delivered to or (as the case may be) is available for collection by Spanish FleetCo.
(d)Lease Vehicle Purchases and Lease Vehicle Acquisition Schedules
(i)Each Lessee may from time to time request that the Lessor acquires vehicles for the purpose of leasing such vehicles in accordance with the terms of this Agreement. The Lessor may, in its absolute discretion, and provided that the conditions precedent in Clause 2.1(c) (Conditions Precedent to Lease of Lease Vehicles) above have been satisfied or waived by the Spanish Security Trustee, order the relevant vehicles in accordance with the terms of the relevant Vehicle Purchasing Agreement.
(ii)Any order of Vehicles will be made by Spanish Opco acting in its capacity as Spanish Servicer on behalf of Spanish Fleetco. The Lessor shall not incur any Liability of any type whatsoever if it does not or cannot accept any order of new Vehicle (including if the conditions precedent set out under Clause 2.1(c) (Conditions Precedent to Lease of Lease Vehicles) are satisfied).
(iii)Before making any order of Vehicle, the Spanish Servicer shall verify that the conditions precedent set out under Clause 2.1(c) (Conditions Precedent to Lease of Lease Vehicles) are or will be complied with. Any waiver of a condition precedent will require the prior written consent of the Spanish Security Trustee.
(iv)Each Lessee shall deliver or cause to be delivered to the Lessor one or more schedules identifying the vehicles which the Lessor has acquired pursuant to a Vehicle Purchasing Agreement following a request by such Lessee, which schedules shall include the Basic Lease Vehicle Information (each such schedule, a “Lease Vehicle Acquisition Schedule”). Each Lessee hereby agrees that each such delivery of a Lease Vehicle Acquisition Schedule shall be deemed hereunder to constitute a representation and warranty by such Lessee, to and in favor of the Lessor, that each condition precedent to the leasing of the Lease Vehicles identified in such Lease Vehicle Acquisition Schedule has been satisfied as of the date on which the relevant Lease Vehicles were ordered and delivered.
(v)During the period from the Vehicle Lease Commencement Date in respect of a Lease Vehicle to the date that such Lease Vehicle is first identified on a Lease Vehicle Acquisition Schedule, the existence of a lease between the Lessor and a Lessee in respect of that Lease Vehicle shall be evidenced and determined by reference to the records of the Lessor (which such records shall be held to be correct for all purposes unless manifestly erroneous).
(vi)The Lease Vehicle Acquisition Schedule for each Lease Vehicle to be leased hereunder on the Closing Date shall be substantially in the form as set out in Schedule VII (Form of Initial Lease Vehicle Acquisition Schedule).
(e)The Lessee shall indemnify the Lessor in respect of any Liabilities which the Lessor may suffer in circumstances where the Lessor has ordered a Vehicle or Vehicles in accordance with the terms of the relevant Vehicle Purchasing Agreement and (i) the Lessee has cancelled or amended the aforementioned Vehicle or Vehicles and/or (ii)

the Lessor has accepted an order but subsequently is made aware of an event which would give rise to a Master Lease Termination Notice being served and rejects such notice, and/or (iii) a lease is not entered into by the date on which the Lessor pays the purchase price for such Vehicle or Vehicles (including, without limitation, where a lease is not entered into because the conditions precedent in Clause 2.1(c) (Conditions Precedent to Lease of Lease Vehicles)above are not satisfied).
(f)Lease Vehicle Acceptance or Non-conforming Lease Vehicle Rejection.
(i)Subject to Sub-Clause 2.1(f)(ii) below, with respect to any vehicle identified on a Lease Vehicle Acquisition Schedule and made available for lease by the Lessor to any Lessee, such Lessee shall have the right to inspect such vehicle within five (5) days of receipt (or such shorter period as may be contemplated under the applicable Vehicle Purchasing Agreement) (the “Inspection Period”) of such vehicle and either accept or, if such vehicle is a Non-conforming Lease Vehicle, reject such vehicle; provided that, such Lessee shall be deemed to have accepted such vehicle as a Lease Vehicle unless it has notified the Lessor in writing that such vehicle is a Non-conforming Lease Vehicle during the Inspection Period (the delivery date of such written notice, the “Rejection Date”). If such Lessee timely notifies the Lessor that such Vehicle is a Non-conforming Lease Vehicle, then such Non-conforming Lease Vehicle with respect to which such Lessee has so notified the Lessor shall be a “Rejected Vehicle”.
(ii)Notwithstanding Sub-Clause 2.1(f)(i) above, a Lessee will only be entitled to reject any Lease Vehicle delivered to it by or on behalf of the Lessor (A) if the Lessor is itself entitled to reject such Lease Vehicle under the relevant Vehicle Purchasing Agreement pursuant to which such Vehicle was ordered and (B) subject to the same conditions (to the extent applicable) as to rejection as may be applicable to the Lessor under the relevant Vehicle Purchasing Agreement in respect of such Vehicle.
(iii)The Lessor shall cause the Servicer to dispose of a Rejected Vehicle described in sub-paragraph (i) above (including by returning such Rejected Vehicle to the seller thereof in accordance with the terms of the applicable Vehicle Purchasing Agreement) in accordance with Sub-Clause 6.2 (Servicer Functions with Respect to Lease Vehicle Returns, Disposition and Invoicing).
2.2Certain Transfers
(a)Sales to Lessee. The Lessor may sell a Lease Vehicle during such Lease Vehicle’s Vehicle Term to the relevant Lessee for an amount equal to the net book value under GAAP of such Lease Vehicle, and in any event, subject to compliance with arm’s length principles.
(b)Intra-Lease Transfers. From time to time, a particular Lessee (the “Transferor Lessee”) may desire to cease leasing a Lease Vehicle hereunder and another Lessee (the “Transferee Lessee”) may desire to commence leasing such Lease Vehicle hereunder. Upon delivery by such Lessees to the Lessor of written notice identifying by VIN each Lease Vehicle to be so transferred from such Transferor Lessee to such Transferee Lessee (such notice, an “Intra-Lease Lessee Transfer Schedule”), each Lease Vehicle identified in such Intra-Lease Lessee Transfer Schedule shall cease to be leased by the Transferor Lessee and shall contemporaneously commence being leased to the Transferee Lessee, provided that such transfer does not result in the breach of any prescribed limits relating to Lease Vehicles set out in the Related Documents. Each Lessee agrees that upon such a transfer of any Lease Vehicle from one Lessee to another Lessee pursuant to this Agreement, such Transferor Lessee relinquishes all rights that it has in such Lease Vehicle pursuant to this Agreement. Each Intra-Lease Lessee Transfer Schedule may be delivered electronically and may be delivered directly by either the applicable Transferor Lessee or the applicable Transferee Lessee or on behalf of either such party by any agent or designee of such party.

2.3[Reserved]
2.4Return
(a)Lessee Right to Return. Any Lessee may return any Lease Vehicle (other than any Lease Vehicle that has experienced a Casualty or become an Ineligible Vehicle) then leased by such Lessee at any time prior to such Lease Vehicle’s Maximum Lease Termination Date to the Servicer at the location for such Lease Vehicle’s return reasonably specified by the Servicer; provided that, for the avoidance of doubt, the Vehicle Term for such Lease Vehicle will continue until the Vehicle Lease Expiration Date thereof, notwithstanding the prior return of such Lease Vehicle pursuant to this Sub-Clause 2.4(a) (Lessee Right to Return).
(b)Lessee Obligation to Return.
(i)Each Lessee shall return (or shall oblige any sublessee to return) each Lease Vehicle leased by such Lessee on or prior to such Lease Vehicle’s Maximum Lease Termination Date to the Servicer at the location for such Lease Vehicle’s return reasonably specified by the Servicer (or in the case of sub-lease to another jurisdiction pursuant to condition 5.2.2(E) below where the servicer of such relevant jurisdiction will dispose of such Lease Vehicle on the Servicer's behalf, at the location for such Lease Vehicle’s return reasonably specified by the servicer of such relevant jurisdiction, including for the avoidance of doubt at a location in such other jurisdiction) (taking into account transportation costs and expected realizable disposition proceeds).
(ii)Each Lessee shall return each Lease Vehicle leased by such Lessee upon the Vehicle Lease Expiration Date to the Lessor unless a Disposition Date has occurred in respect of such Lease Vehicle.
2.5Redesignation of Vehicles
(a)Mandatory Program Vehicle to Non-Program Vehicle Redesignations. With respect to any Lease Vehicle that is a Program Vehicle leased by any Lessee hereunder as of any date of determination, the Lessor shall on the date specified in Sub-Clause 2.5(d) (Timing of Redesignations) redesignate such Lease Vehicle as a Non-Program Vehicle, if:
(i)a Manufacturer Event of Default is continuing with respect to the Manufacturer of such Lease Vehicle as of such date; or
(ii)as of any such date occurring after the Minimum Program Term End Date with respect to such Lease Vehicle, such Lease Vehicle was returned as of such date pursuant to the terms of the Manufacturer Program with respect to such Lease Vehicle, the Manufacturer of such Lease Vehicle would not be obligated to pay a repurchase price for such Lease Vehicle, or guarantee the disposition proceeds to be received for such Vehicle, in each case in an amount at least equal to (1) the Net Book Value of such Lease Vehicle, as of such date, minus (2) the Final Base Rent that would be payable in respect of such Lease Vehicle, assuming that such date were the Disposition Date for such Lease Vehicle, minus (3) the Excess Mileage Charges with respect to such Lease Vehicle, that would be applicable as of such date, assuming that such date were the Disposition Date, minus (4) the Excess Damage Charges with respect to such Lease Vehicle, that would be applicable as of such date, assuming that such date were the Disposition Date, minus (5) the Pre-VLCD Program Vehicle Depreciation Amount paid or payable with respect to such Lease Vehicle, as of such date, minus (6) the Program Vehicle Depreciation Assumption True-Up Amount paid or payable with respect to such Lease Vehicle, as of such date.
(b)Optional Program Vehicle to Non-Program Vehicle Redesignations. In addition to Sub-Clause 2.5(a) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) and without limitation thereto, with respect to any Lease Vehicle that is a Program Vehicle leased by any Lessee hereunder as of any date of determination, such Lessee may redesignate such Lease Vehicle as a Non-Program Vehicle upon written notice to the Lessor (which written notice may be delivered electronically and may be delivered directly by such Lessee or on its behalf by any agent or designee of such Lessee); provided that, such Lessee shall not redesignate any Program Vehicle as a Non-Program Vehicle pursuant to this Sub-Clause 2.5(b) (Optional Program Vehicle to Non-Program Vehicle Redesignations) if, after giving effect to such redesignation, an Aggregate Asset Amount Deficiency would exist, unless such redesignation would decrease the amount of such Aggregate Asset Amount Deficiency.
(c)Non-Program Vehicle to Program Vehicle Redesignations. With respect to any Lease Vehicle that is a Non-Program Vehicle leased by any Lessee hereunder as of any date of determination, if such Lease Vehicle was previously designated as a Program Vehicle, then such Lessee may redesignate such Lease Vehicle as a Program Vehicle upon written notice to the Lessor (which written notice may be delivered electronically and may be delivered directly by such Lessee or on its behalf by any agent or designee of such Lessee); provided that, such Lessee may not redesignate any such Lease Vehicle as a Program Vehicle if such Lease Vehicle would then be required to be redesignated as a Non-Program Vehicle pursuant to Sub-Clause 2.5(a) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) after designating such Lease Vehicle as a Program Vehicle.
(d)Timing of Redesignations. With respect to any redesignation to be effected pursuant to Sub-Clause 2.5(a) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations), such redesignation shall occur as of the first calendar day of the calendar month following the date on which the applicable event or condition described in Sub-Clause 2.5(a)(i) or (ii) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) occurs. With respect to any redesignation to be effected pursuant to Sub-Clause 2.5(b) (Optional Program Vehicle to Non-Program Vehicle Redesignations) or 2.5(c) (Non-Program Vehicle to Program Vehicle Redesignations), such redesignation shall occur as of the first calendar day of the calendar month immediately following the calendar month of the date written notice was delivered by the applicable Lessee of such redesignation.
(e)Program Vehicle to Non-Program Vehicle Redesignation Payments. With respect to any Lease Vehicle that is redesignated as a Non-Program Vehicle pursuant to Sub-Clause 2.5(a) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations) or Sub-Clause 2.5(b) (Optional Program Vehicle to Non-Program Vehicle Redesignations), the Lessee of such Lease Vehicle as of the close of business on the date of such redesignation shall pay to the Lessor on the Payment Date following the effective date of such redesignation, as determined in accordance with Sub-Clause 2.5(d) (Timing of Redesignations), an amount equal to the excess, if any, of the Net Book Value of such Lease Vehicle over the Market Value of such Lease Vehicle, in each case, as of the date of such redesignation (such excess, if any, for such Lease Vehicle, a “Redesignation to Non-Program Amount”).
(f)Non-Program Vehicle to Program Vehicle Redesignation Payments. With respect to any Lease Vehicle that is redesignated as a Program Vehicle pursuant to Sub-Clause 2.5(c) (Non-Program Vehicle to Program Vehicle Redesignations), the Lessor shall pay to the Lessee of such Lease Vehicle on the Payment Date following the effective date of such redesignation, as determined in accordance with Sub-Clause 2.5(d) (Timing of Redesignations), an amount equal to the excess, if any, of the Net Book Value of such Lease Vehicle (as of the date of such redesignation and calculated assuming that such Lease Vehicle had never been designated as a Non-Program Vehicle) over the Net Book Value of such Lease Vehicle (as of the date of such redesignation but without giving effect to such Lease Vehicle’s redesignation as a Program Vehicle) (such excess, if any, for such Lease Vehicle and such redesignation, the “Redesignation to Program Amount”); provided that,
(i)no payment shall be required to be made and no payment may be made by the Lessor pursuant to this Sub-Clause 2.5(f) (Non-Program Vehicle to Program Vehicle Redesignation Payments) to the extent that an Amortization Event or a Potential Amortization Event exists or would be caused by such payment;

(ii)the amount of any such payment to be made by the Lessor on any such date shall be capped at and be paid from (and the obligation of the Lessor to make such payment on such date shall be limited to) the amount of funds available to the Lessor on such date; and
(iii)if any such payment from the Lessor is limited in amount pursuant to the foregoing paragraph (i) or (ii), the Lessor shall pay to such Lessee the funds available to the Lessor on such Payment Date and shall pay to such Lessee on each Payment Date thereafter the amount available to the Lessor until such Redesignation to Program Amount has been paid in full to such Lessee.
2.6Hell-or-High-Water Lease
Each Lessee’s obligation to pay all rent and other sums hereunder shall be absolute and unconditional, and shall not be subject to any abatement, setoff (except as required under Sub-Clause 4.8(f) below), counterclaim, deduction or reduction for any reason whatsoever. The obligations and liabilities of each Lessee hereunder shall in no way be released, discharged or otherwise affected (except as may be expressly provided herein) for any reason, including without limitation:
(i)any defect in the condition, merchantability, quality or fitness for use of the Lease Vehicles or any part thereof;
(ii)any damage to, removal, abandonment, salvage, loss, scrapping or destruction of or any requisition or taking of the Lease Vehicles or any part thereof;
(iii)any restriction, prevention or curtailment of or interference with any use of the Lease Vehicles or any part thereof;
(iv)any defect in or any Security on title to the Lease Vehicles or any part thereof;
(v)any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of such Lessee or the Lessor;
(vi)any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Lessee, the Lessor or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of any Person mentioned above, or by any court;
(vii)any claim that such Lessee has or might have against any Person, including without limitation the Lessor;
(viii)any failure on the part of the Lessor or such Lessee to perform or comply with any of the terms hereof or of any other agreement;
(ix)any invalidity or unenforceability or disaffirmance of this Agreement or any provision hereof or any of the other Spanish Related Documents or any provision of any thereof, in each case whether against or by such Lessee or otherwise;
(x)any insurance premiums payable by such Lessee with respect to the Lease Vehicles; or
(xi)any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not such Lessee shall have notice or knowledge of any of the foregoing and whether or not foreseen or foreseeable.
This Agreement shall not be cancellable by any Lessee (subject to Clause 26 (Lessee Termination and Resignation)) and, except as expressly provided by this Agreement, each Lessee, to the extent permitted by law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement, or to any diminution or reduction of Rent or other amounts payable by such Lessee hereunder. All payments by each Lessee made hereunder shall be final (except to the extent of adjustments provided for herein), absent manifest error and, except as otherwise provided herein, no Lessee shall seek to recover any such payment or any part thereof for any reason whatsoever, absent manifest error. All covenants and agreements of each Lessee herein shall be performed at its cost, expense and risk unless expressly otherwise stated.
3TERM
3.1Vehicle Term
(a)Vehicle Lease Commencement Date. The “Vehicle Lease Commencement Date” with respect to any Lease Vehicle shall mean the date referenced in the applicable Lease Vehicle Acquisition Schedule with respect to such Lease Vehicle, provided that:
(i)in respect of Lease Vehicles which were leased under the Terminated Dutch Master Lease, such date shall be the Closing Date;
(ii)in respect of Lease Vehicles to be leased pursuant to this Agreement and which were not leased under the Terminated Dutch Master Lease, in no event shall such date be a date later than (i) the date that funds are expended by Spanish FleetCo to acquire such Lease Vehicle or (ii) if earlier, the date on which the Lease Vehicle is delivered (such date of payment, the “Vehicle Funding Date” for such Lease Vehicle).
(b)Vehicle Term for Lease Vehicles. The “Vehicle Term” with respect to each Lease Vehicle shall extend from the Vehicle Lease Commencement Date through the earliest of:
(i)the Disposition Date with respect to such Lease Vehicle;
(ii)if such Lease Vehicle becomes a Rejected Vehicle, the Rejection Date with respect to such Rejected Vehicle; and
(iii)the Maximum Lease Termination Date with respect to such Lease Vehicle
(the earliest of such three dates being referred to as the “Vehicle Lease Expiration Date” for such Lease Vehicle).
(c)[Reserved]
(d)Lease Vehicles with Multiple Vehicle Terms. For the avoidance of doubt, with respect to any Lease Vehicle that experiences more than one Vehicle Term pursuant to this Agreement, each such Vehicle Term with respect to such Lease Vehicle will be treated as an independent Vehicle Term for all purposes hereunder.
3.2Spanish Master Lease Term
The “Lease Commencement Date” shall mean the Closing Date. The “Lease Expiration Date” shall mean the later of (i) the date of the final payment in full of the Spanish Note and (ii) the Vehicle Lease Expiration Date for the last Lease Vehicle leased by the Lessee hereunder. The “Term” of this Agreement shall mean the period commencing on the Lease Commencement Date and ending on the Lease Expiration Date.
4RENT AND LEASE CHARGES
Each Lessee will pay Rent due and payable on a monthly basis as set forth in this Clause 4 (Rent and Lease Charges).
4.1Depreciation Records and Depreciation Charges
On each Business Day, the Lessor shall establish or cause to be established the Depreciation Charge with respect to each Lease Vehicle, and the Lessor shall maintain, and upon request by a Lessee, deliver or cause to be delivered to such Lessee a record of such Depreciation Charges (such record, the “Depreciation Record”) with respect to each Lease Vehicle leased by such Lessee as of such date, the delivery of which may be satisfied by the Lessor posting or causing to be posted such depreciation records to a password-protected website made available to such Lessees or by any other reasonable means of electronic transmission (including, without limitation, email or other file transfer protocol), and may be made directly by the Lessor or on its behalf by any agent or designee of the Lessor.
4.2Monthly Base Rent
With respect to any Payment Date and any Lease Vehicle (other than a Lease Vehicle with respect to which the Disposition Date occurred during such Related Month), the “Monthly Base Rent” with respect to such Lease Vehicle for such Payment Date shall equal the pro rata portion (based upon the number of days in the Related Month with respect to such Payment Date that were included in the Vehicle Term for such Lease Vehicle) of the Depreciation Charge for such Lease Vehicle as of the last day of such Related Month calculated on a 30/360 day basis.
4.3Final Base Rent
With respect to any Payment Date and any Lease Vehicle with respect to which the Disposition Date occurred during such Related Month, the “Final Base Rent” with respect to any such Lease Vehicle for such Payment Date shall be an amount equal to the pro rata portion (based upon the number of days in such Related Month that were included in the Vehicle Term for such Lease Vehicle) of the Depreciation Charge for such Lease Vehicle as of such Disposition Date, calculated on a 30/360 day basis.
4.4Program Vehicle Depreciation Assumption True-Up Amount
If the Program Vehicle Depreciation Assumption True-Up Amount with respect to any Lease Vehicle is a positive number as of the first day following the end of the Estimation Period for such Lease Vehicle, then the Lessee of such Lease Vehicle shall pay the Lessor such Program Vehicle Depreciation Assumption True-Up Amount with respect to such Lease Vehicle in accordance with Sub-Clause 4.7.1 (Payments).
4.5Monthly Variable Rent
The “Monthly Variable Rent” for each Payment Date and each Lease Vehicle other than a Lease Vehicle which was a Credit Vehicle on the last day of the Related Month with respect to such Payment Date (w) leased hereunder as of the last day of the Related Month with respect to such Payment Date, (x) the Disposition Date in respect of which occurred during such Related Month, or (y) that was purchased by the applicable Lessee during such Related Month, in each case shall equal to the product of the sum of:
(A)all interest that has accrued on the Spanish Note during the Interest Period for the Spanish Note ending on the second Business Day immediately preceding the Determination Date immediately preceding such Payment Date, plus
(B)all Spanish Carrying Charges with respect to such Payment Date, and
(i)the quotient (the “VR Quotient”) obtained by dividing:
(A)the Net Book Value of such Lease Vehicle as of the last day of such Related Month (or, if earlier, the Disposition Date with respect to such Lease Vehicle) by
(B)the aggregate Net Book Value as of the last day of such Related Month (or, in any such case, if earlier, the Disposition Date of such

Lease Vehicle) of all such Lease Vehicles leased by the Lessor to the Lessees.
4.6Casualty; Ineligible Vehicles
On the second day of each calendar month, each Lessee shall deliver to the Servicer a list containing each Lease Vehicle leased by such Lessee that suffered a Casualty or became an Ineligible Vehicle in the preceding calendar month (each such list, a “Monthly Casualty Report”). Each such delivery may be satisfied by the applicable Lessee posting such Monthly Casualty Report to a password protected website made available to the Servicer or by any other reasonable means of electronic transmission (including by e-mail, file transfer protocol or otherwise) and may be so delivered directly by the applicable Lessee or on its behalf by any agent or designee of such Lessee. On the Disposition Date with respect to each Lease Vehicle that suffers a Casualty or becomes an Ineligible Vehicle, (i) the Lessor shall cause title to such Lease Vehicle to be transferred to or at the direction of the Lessee of such Lease Vehicle and (ii) such Lessee shall be entitled to any physical damage insurance proceeds applicable to such Lease Vehicle.
4.7Payments
4.7.1Subject to Clause 4.7.3 below, on each Payment Date and with respect to the Related Month thereto, after giving full credit for any prepayments made pursuant to Sub-Clause 4.9 (Prepayments), each Lessee shall pay to the Lessor an amount equal to the sum of the following amounts with respect to each Lease Vehicle leased by such Lessee hereunder to the last day of such Related Month (other than any Lease Vehicle the Disposition Date for which occurred during such Related Month):
(a)the Monthly Base Rent with respect to such Lease Vehicle as of such Payment Date, plus
(b)the Pre-VLCD Program Vehicle Depreciation Amount with respect to such Lease Vehicle, if any, plus
(c)if the Program Vehicle Depreciation Assumption True-Up Amount owing with respect to such Lease Vehicle as of such Payment Date is a positive number, then such Program Vehicle Depreciation Assumption True-Up Amount minus all amounts previously paid by the applicable Lessee in respect of such Program Vehicle Depreciation Assumption True-Up Amount, plus
(d)the Monthly Variable Rent with respect to such Lease Vehicle as of such Payment Date, plus
(e)the Redesignation to Non-Program Amount, if any, with respect to such Lease Vehicle for such Payment Date.
4.7.1Subject to Clause 4.7.3 below, on each Payment Date and with respect to the Related Month thereto, after giving full credit for any prepayments made pursuant to Sub-Clause 4.9 (Prepayments), each Lessee shall pay to the Lessor an amount equal to the sum of the following amounts with respect to each Lease Vehicle leased by such Lessee hereunder as of any day during such Related Month and the Disposition Date for which occurred during such Related Month:
(a)the Casualty Payment Amount with respect to such Lease Vehicle, if any, plus
(b)the Final Base Rent with respect to such Lease Vehicle, if any, plus
(c)the Program Vehicle Special Default Payment Amount with respect to such Lease Vehicle, if any, plus
(d)the Non-Program Vehicle Special Default Payment Amount with respect to such Lease Vehicle, if any, plus

(e)the Early Program Return Payment Amount with respect to such Lease Vehicle, if any, plus
(f)the Monthly Variable Rent owing with respect to such Lease Vehicle for such Payment Date.
4.7.1The total amount of Rent payable by the Lessee to the Lessor on each Payment Date shall be adjusted by an amount (positive or negative) as reasonably determined by the Servicer to result in the net income and gains, of the Lessor for the Related Month, calculated in accordance with GAAP, taking into account, inter alia, (i) all interest expenses and other expenses of such Lessor (including, for the avoidance of doubt, such interest and other expenses paid and accrued but not yet paid) (in accordance with GAAP) and (ii) any losses or gains realized as of the last day of the Related Month in respect of the disposal of Non-Program Vehicles by (or on behalf of) the Lessor during such Related Month, being equal to one twelfth of the Spanish Minimum Profit Amount (the “Rental Adjustment”) provided that the Rental Adjustment shall not result in the Rent being reduced below such amount as is required by the Lessor to make any payments to third parties (including without limitation in respect of interest and other amounts payable to the Spanish Noteholder under the Spanish Note) on such Payment Date.
4.8Making of Payments
(a)All payments hereunder shall be made by the applicable Lessee, or by the Servicer or one or more of its Affiliates on behalf of such Lessee, to, or for the account of, the Lessor in immediately available funds, without setoff, counterclaim or deduction of any kind, except as required under Sub-Clause 4.8(f) below.
(b)All such payments shall be deposited into the Spanish Transaction Account not later than 12:00 noon, London time, on such Payment Date.
(c)If any Lessee pays less than the entire amount of Rent (or any other amounts) due on any Payment Date, after giving full credit for all prepayments made pursuant to Sub-Clause 4.9 (Prepayments) with respect to amounts due on such Payment Date, then the payment received from such Lessee in respect of such Payment Date shall be first applied to the Monthly Variable Rent due on such Payment Date.
(d)In the event any Lessee fails to remit payment of any amount due under this Agreement on or before the Payment Date or when otherwise due and payable hereunder, the amount not paid will be considered delinquent and such Lessee shall pay default interest with respect thereto at a rate equal to (i) the effective interest rate payable by Spanish FleetCo on any overdue amounts owed by Spanish FleetCo with respect to the Spanish Note or (ii) if no such interest is payable by Spanish FleetCo, EURIBOR plus 1.0%, during the period from the Payment Date on which such delinquent amount was payable until such delinquent amount (with accrued interest) is paid.
(e)EUR is the currency of account payment for any sum due from one party to another under this Agreement.
(f)Tax gross-up:
(i)Each Lessee shall make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is a Requirement of Law.
(ii)Each Lessee shall, promptly upon becoming aware that it is required to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lessor and the Spanish Security Trustee accordingly.
(iii)If any Lessee is required by law to make a Tax Deduction, the amount of the payment due by such Lessee shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due to the payee if no Tax Deduction had been required.

(iv)If any Lessee is required to make a Tax Deduction, such Lessee shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(v)Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, each Lessee shall deliver to the Lessor and the Spanish Security Trustee evidence reasonably satisfactory to the Lessor that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Tax Authority.
4.9Prepayments
On any Business Day, any Lessee, or the Servicer or one or more of its Affiliates on behalf of such Lessee, may, at its option, make a non-refundable payment to the Lessor of all or any portion of the Rent or any other amount that is payable by such Lessee hereunder on the Payment Date occurring in the calendar month of such date of payment or the next succeeding Payment Date, in advance of such Payment Date.
4.10Ordering and Delivery Expenses
With respect to any Lease Vehicle to be leased by any Lessee hereunder, such Lessee shall pay to or at the direction of the Lessor all applicable costs and expenses of freight, packing, handling, storage, shipment and delivery of such Lease Vehicle and all sales and use tax (if any) to the extent that the same have not been included in the Capitalized Cost of such Lease Vehicle, as such inclusion or exclusion has been reasonably determined by the Servicer.
4.11[Reserved]
5VEHICLE OPERATIONAL COVENANTS
5.1[Reserved]
5.1.1Maintenance and Repairs. With respect to any Lessee and the Lease Vehicles leased by such Lessee hereunder, such Lessee shall pay for all maintenance and repairs. Each Lessee will pay, or cause to be paid, all usual and routine expenses incurred in the use and operation of Lease Vehicles leased by such Lessee hereunder including, but not limited to, fuel, lubricants, and coolants. Any improvements or additions to any Lease Vehicles shall become and remain the property of the Lessor, except that any addition to any Lease Vehicle made by any Lessee shall remain the property of such Lessee if such addition can be disconnected from such Lease Vehicle without impairing the functioning of such Lease Vehicle or its resale value, excluding such addition.
5.1.2Insurance. Each Lessee shall:
(i)arrange for the following insurances to be effected and maintained until the Lease Expiration Date:
(A)for the Lessor, for itself and, to the extent each or any of the Lessor or a Lessee is required to do so as a Requirement of Law in the jurisdiction in which each or any of the Lessor or a Lessee is located, for any other Person, insurance cover which is a Requirement of Law, including providing protection against:
(1)liability in respect of bodily injury or death caused to third parties; and
(2)loss or damage to property belonging to third parties,
in each case arising out of the use of any Lease Vehicle at or above any applicable minimum limits of indemnity/liability as a Requirement of Law or (if higher) which would be considered to be reasonably prudent in the context of the vehicle rental industry (the “Motor Third Party Liability Cover”); and

(B)for the Lessor, the Spanish Security Trustee and itself, insurance cover providing protection against public and product liability in respect of Vehicles which the Lessor leases to the Lessees in an amount which would be considered to be reasonably prudent in the context of the vehicle rental industry (the “Public/Product Liability Cover”),
(C)(each an “Insurance Policy” and, together the “Insurance Policies”), in each case with licensed insurance companies or underwriters;
(ii)use reasonable endeavors to ensure that the Motor Third Party Liability Cover is endorsed by a non-vitiation clause substantially in the form as set out in Part A (Non-vitiation endorsement) of Schedule I (Common Terms of Motor Third Party Liability Cover);
(iii)use reasonable endeavors to ensure that the Motor Third Party Liability Cover is endorsed by a severability of interest clause substantially in the form as set out in Part B (Severability of interest) of Schedule I (Common Terms of Motor Third Party Liability Cover);
(iv)use reasonable endeavors to ensure that the Motor Third Party Liability Cover is endorsed by a “non-payment of premium” clause substantially in the form as set out in Part C (Notice of non-payment of premium to be sent to the Spanish Security Trustee) of Schedule I (Common Terms of Motor Third Party Liability Cover);
(v)upon knowledge of the occurrence of an event giving rise to a claim under any of the Insurance Policies, arrange for a claim to be filed with the relevant insurance company or underwriters and provide assistance in attempting to bring the claim to a successful conclusion;
(vi)ensure that the Insurance Policies are renewed or (as the case may be) replaced in a timely manner and shall pay premiums promptly and in accordance with the requirements of the relevant Insurance Policy;
(vii)notify the Lessor and the Spanish Security Trustee of any material changes to either a Lessee’s or the Lessor’s insurance coverage under any of the Insurance Policies;
(viii)promptly notify the Lessor and the Spanish Security Trustee of:
(A)any notice of threatened cancellation or avoidance of any of the Insurance Policies received from the relevant insurer; and
(B)any failure to pay premiums to the insurer or broker in accordance with the terms of any such Insurance Policies;
(ix)if any of the Insurance Policies are not kept in full force and effect, and/or if a Lessee fails to pay any premiums thereunder, the Lessor has the right, but no obligation, to replace the relevant Insurance Policy or to pay the premiums due (if permitted under the relevant Insurance Policy), as the case may be, and in either case, the Lessee shall indemnify the Lessor for the amount of any premium and any Liabilities incurred in relation to replacement of the relevant Insurance Policy or payment of the premiums due by the Lessor, as the case may be (such indemnity shall be immediately due and payable by such Lessee);
(x)retain custody of the original Insurance Policy documents and any correspondence regarding claims in respect of any of the Insurance Policies affecting the Lessor and shall supply the original Insurance Policy documents only (but not any claims correspondence) to the Spanish Liquidation Co-ordinator and (if so requested) supply the Lessor and the Spanish Security Trustee with copies thereof;
(xi)comply, and use reasonable endeavors to ensure that any Affiliate to which a Lease Vehicle has been sub-leased pursuant to this Agreement and any sub-contractor, if any and to the extent required, complies, with the terms and conditions of the Insurance Policies, and shall not consent to, or voluntarily permit any act or omission which might invalidate or render unenforceable the whole or any part of the Insurance Policies;
(xii)in respect of the Public/Product Liability Cover, if such insurance is obtained through a placing broker (or such placing broker is replaced with another), use reasonable endeavors to obtain a letter of undertaking substantially in the form set out in Schedule II (Insurance Broker Letter of Undertaking) Part A (Public/Product Liability Cover); and
(xiii)in respect of the Motor Third Party Liability Cover, if such insurance is obtained through a placing broker (or such placing broker is replaced with another), use reasonable endeavors to obtain a letter of undertaking substantially in the form set out in Schedule II (Insurance Broker Letter of Undertaking) Part B (Motor Third Party Liability).
5.1.1Ordering and Delivery Expenses. Each Lessee shall be responsible for the payment of all ordering and delivery expenses as set forth in Sub-Clause 4.10 (Ordering and Delivery Expenses).
5.1.2Fees; Traffic Summonses; Penalties and Fines. With respect to any Lessee and the Lease Vehicles leased by such Lessee hereunder, and notwithstanding the fact that the Lessor is the legal owner of any Spanish Vehicle, each Lessee shall be responsible for the payment of all registration fees, title fees, license fees or other similar governmental fees and taxes, all costs and expenses in connection with the transfer of title of, or reflection of the interest of any security holder in, any Lease Vehicle, traffic summonses, penalties, judgments and fines incurred with respect to any Lease Vehicle during the Vehicle Term for such Lease Vehicle or imposed during the Vehicle Term for such Lease Vehicle by any Governmental Authority with respect to such Lease Vehicles and any premiums relating to any of the Insurance Policies under Sub-Clause 5.1.2 (Insurance) above, in connection with such Lessee’s operation of such Lease Vehicles. The Lessor may, but is not required to, make any and all payments pursuant to this Sub-Clause 5.1.4 (Fees; Traffic Summonses; Penalties and Fines) on behalf of such Lessee, provided that, such Lessee will reimburse the Lessor in full for any and all payments made pursuant to this Sub-Clause 5.1.4.
5.1.3Provide a list of registered Vehicles to the Board of Directors upon the Board of Directors’ reasonable request, which shall be limited to a maximum of two requests per calendar year.
5.1.4Licences, authorizations, consents and approvals. Each Lessee shall obtain and maintain for so long as it leases Lease Vehicles hereunder, all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and for the purposes of the transactions contemplated by this Agreement, except to the extent that the failure is not reasonably likely to result in a Material Adverse Effect.
5.1.5Landlord’s lien. Each Lessee shall use reasonable efforts to discharge any lien or pledge created in favour of a vehicle garage which is in possession of any Lease Vehicle in relation to any maintenance work.
5.2Vehicle Use
5.2.1Each Lessee may use Lease Vehicles leased hereunder in connection with its car rental business, including use by such Lessee’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities, subject to Sub-Clause 6.1 (Servicer Functions with Respect to Lease Vehicle Returns, Disposition and Invoicing), Sub-Clause 8.6 (Preservation of rights) and Clause 8.6 (Default and Remedies Therefor) hereof and Sub-Clause 10.2 (Rights of the Spanish Security Trustee upon Amortization Event or Certain Other Events of Default) of the Spanish Facility Agreement. Each Lessee agrees to possess, operate and maintain each Lease Vehicle leased to it in a manner consistent with how such Lessee would possess, operate and maintain such Vehicle were such Lessee the beneficial owner of such Lease Vehicle.
5.2.2In addition to the foregoing, each Lessee may sublet Lease Vehicles to any of:
(A)any Person(s), so long as (i) the sublease of such Lease Vehicles satisfies the Non-Franchisee Third Party Sublease Contractual Criteria, (ii) the Lease Vehicles being subleased are being used in connection with such Person(s)’ business and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Sub-Clause 5.2.2(A) (Vehicle Use) does not exceed one (1) per cent of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement at such time;
(B)any franchisee of any Affiliate of any Lessee (and which franchisee, for the avoidance of doubt, may be an Affiliate of any Lessee), so long as (i) the sublease of such Lease Vehicles satisfies the Franchisee Sublease Contractual Criteria, (ii) such franchisee meets the normal credit and other approval criteria for franchises of such Affiliate and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased pursuant to this Sub-Clause 5.2.2(B) (Vehicle Use) at any one time does not exceed five (5) per cent of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement at such time;
(C)any Affiliate of any Lessee located in the same jurisdiction as the jurisdiction in which the Lessee is incorporated, so long as (i) the sublease of such Lease Vehicles to such Affiliate states in writing that it is subject to the terms and conditions of this Agreement and is subordinate in all respects to this Agreement, (ii) the Lease Vehicles being so subleased are being used in connection with such Affiliate’s business, including use by such Affiliate’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Sub-Clause 5.2.2(C) does not exceed five (5) per cent. of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement;
(D)subject to the provisions of Sub-Clause 5.2.2(E) below, any Affiliate of any Lessee in a jurisdiction different than the jurisdiction where the Lessee is located (other than France), so long as (i) the sublease of such Lease Vehicles to such Affiliate states in writing that it is subject to the terms and conditions of this Agreement and is subordinate in all respects to this Agreement, (ii) the Lease Vehicles being so subleased are being used in connection with such Affiliate’s business, including use by such Affiliate’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities, (iii) the relevant FleetCo Class A Baseline Advance Rate, FleetCo Class B Baseline Advance Rate and FleetCo Class C Baseline Advance Rate applicable to the Lease Vehicle being subleased must be the lower FleetCo Class A Baseline Advance Rate, FleetCo Class B Baseline Advance Rate or FleetCo Class C Baseline Advance Rate (as applicable) in respect of the relevant FleetCo AAA Component, as the case may be, of (a) the jurisdiction of the Lessee and (b) the jurisdiction of the relevant Affiliate to such Lease Vehicles are sub-leased to, (iv) the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Sub-Clause 5.2.2(D) does not exceed one (1) per cent. of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement and (v) following a Level 1 Minimum Liquidity Test Breach, the subleases of such Lease Vehicles shall be terminated, and such subleased Vehicles shall either be: (a) returned to the Lessee or (b) sold by the relevant Affiliate, with all proceeds of such sale to be deposited into the Spanish Collection Account; and
(E)in addition to the provisions of Sub-Clause 5.2.2(D) above, the OpCos located in a jurisdiction different than the jurisdiction where the Lessee is located, so long as (i) the sublease of such Lease Vehicles to such OpCo states in writing that it is subject to the terms and conditions of this Agreement and is subordinate in all respects to this Agreement, (ii) any Lease Vehicles being so subleased must be Non-Program Vehicles, (iii) the relevant FleetCo Class A Baseline Advance Rate, FleetCo Class B Baseline Advance Rate and FleetCo Class C Baseline Advance Rate applicable to the Lease Vehicle being subleased must be the lower of FleetCo Class A Baseline Advance Rate, FleetCo Class B Baseline Advance Rate or FleetCo Class C Baseline Advance Rate (as applicable) in respect of the relevant Eligible Investment Grade Non-Program Vehicle Amount or Eligible Non-Investment Grade Non-Program Vehicle Amount, as the case may be, of (a) the jurisdiction of the Lessee and (b) the jurisdiction of the relevant OpCo to such Lease Vehicles are sub-leased to, (iv) the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Sub-Clause 5.2.2(E) (Vehicle Use), sub-clause 5.2.2. (E) of the Dutch

Master Lease, sub-clause 5.2.2 (E) of the French Master Lease, sub-clause 5.2.2 (E) of the German Master Lease, sub-clause 5.2.2(E) of the Italian Master Lease and sub-clause 5.2.2(E) of the Belgian Master Instalment Sale and Administration Agreement, together with the Net Book Value of the Lease Vehicles being subleased pursuant to Sub-Clause 5.2.2(D) (Vehicle Use), sub-clause 5.2.2. (D) of the Dutch Master Lease, sub-clause 5.2.2 (D) of the French Master Lease and sub-clause 5.2.2 (D) of the German Master Lease, sub-clause 5.2.2 (D) of the Italian Master lease and sub-clause 5.2.2(D) of the Belgian Master Instalment Sale and Administration Agreement, does not exceed the lower of (1) ten (10) per cent. of the aggregate Net Book Value of all Eligible Vehicles at any one time or (2) EUR 70,000,000 in total and provided that, in respect of Germany, individually, this should not exceed EUR 16,000,000, (v) the Lease Vehicles being so subleased are being used in connection with such OpCo’s business, including use by such OpCo’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities; and (vi) following a Level 1 Minimum Liquidity Test Breach, the sublease of such Leased Vehicles shall be terminated, and such subleased Vehicles shall either be: (a) returned to the Lessee or (b) sold by the relevant OpCo on the Servicer's behalf, with all proceeds of such sale to be deposited into the Spanish Collection Account.
With respect to any Lease Vehicles subleased pursuant to this Sub-Clause 5.2.2 (Vehicle Use) that meet the conditions of both the preceding paragraphs (A) and (B), as of any date of determination, the Servicer will determine which such Lease Vehicles shall count towards the calculation of the percentage of aggregate Net Book Value in which of the preceding paragraphs (A) or (B) as of such date; provided that, no such individual Lease Vehicle shall count towards the calculation of the percentage of aggregate Net Book Value with respect to both paragraphs (A) and (B) as of such date.
On the first day of each calendar month, each Lessee shall deliver to the Servicer a list identifying each Lease Vehicle subleased by such Lessee pursuant to the preceding paragraphs (A) or (B) and the sublessee of each such Lease Vehicle (in addition to details on the Manufacturer of such Lease Vehicle and if such Lease Vehicle is designated as Program Vehicle or Non-Program Vehicle), in each case, as of the last day of the immediately preceding calendar month, each of which deliveries may be satisfied by the applicable Lessee posting such list to a password protected website made available to the Servicer or by any other reasonable means of electronic transmission (including by e-mail, file transfer protocol or otherwise) and may be so delivered directly by the applicable Lessee or on its behalf by any agent or designee of such Lessee.
On the first day of each calendar month, each Lessee shall deliver to the Servicer a list identifying each Lease Vehicle subleased by such Lessee pursuant to the preceding paragraphs (C) to (E) and the sublessee of each such Lease Vehicle (in addition to details on the Manufacturer of such Lease Vehicle and if such Lease Vehicle is designated as Program Vehicle or Non-Program Vehicle), in each case, as of the last day of the immediately preceding calendar month, each of which deliveries will be satisfied by the Servicer having actual knowledge of each such subleased Lease Vehicle and the related sublessee to whom such Lease Vehicle was then being subleased.
The sublease of any Lease Vehicles permitted by this Clause 5 (Vehicle Operational Covenants) shall not release any Lessee from any obligations under this Agreement.
5.3Non-Disturbance
With respect to any Lessee, so long as such Lessee satisfies its obligations hereunder, its quiet enjoyment, possession and use of the Lease Vehicles will not be disturbed during the Term subject, however, to Sub-Clause 6.1 (Servicer Functions with Respect to Lease Vehicle Returns, Disposition and Invoicing), Sub-Clause 8.6 (Preservation of rights) and Clause 8.6 (Default and Remedies Therefor) hereof and except that the Lessor and the Spanish Security Trustee each retain the right, but not the duty, to inspect the Lease Vehicles leased by such Lessee without disturbing such Lessee’s business.

5.4Manufacturer’s Warranties
If a Lease Vehicle is covered by a Manufacturer’s warranty, the Lessee, during the Vehicle Term for such Lease Vehicle, shall have the right to make any claims under such warranty that the Lessor could make.
5.5Program Vehicle Condition Notices
Upon the occurrence of any event or condition with respect to any Lease Vehicle that is then designated as a Program Vehicle that would reasonably be expected to result in a redesignation of such Lease Vehicle pursuant to Sub-Clause 2.5(a)(ii) (Mandatory Program Vehicle to Non-Program Vehicle Redesignations), the Lessee of such Lease Vehicle shall notify the Lessor and the Servicer of such event or condition in the normal course of operations.
6SERVICER FUNCTIONS AND COMPENSATION
6.1Servicer Appointment
6.2Spanish FleetCo has appointed the Servicer in accordance with this Agreement to provide the services in accordance with the terms of this Agreement and the Servicer has accepted such appointment. In connection with the rights, powers and discretions conferred on the Servicer under this Agreement, the Servicer shall have the full power, authority and right to do or cause to be done any and all things which it reasonably considers necessary in relation to the exercise of such rights, powers and discretions in respect of the performance of the relevant services.
6.3Servicer Functions with Respect to Lease Vehicle Returns, Disposition and Invoicing
(a)With respect to any Lease Vehicle returned by any Lessee pursuant to Sub-Clause 2.4 (Return), the Servicer shall direct such Lessee as to the return location with respect to such Lease Vehicle. The Servicer shall act as the Lessor’s agent in returning or otherwise disposing of each Lease Vehicle on the Vehicle Lease Expiration Date with respect to such Lease Vehicle, in each case in accordance with the Servicing Standard.
(b)Upon the Servicer’s receipt of any Program Vehicle returned by any Lessee pursuant to Sub-Clause 2.4 (Return), the Servicer shall return such Program Vehicle to the nearest related Manufacturer’s designated return facility or official auction or other facility designated by such Manufacturer at the sole expense of the Lessee thereof unless paid or payable by the Manufacturer thereof in accordance with the terms of the related Manufacturer Program.
(c)With respect to any Lease Vehicle that is (i) a Non-Program Vehicle and is returned to or at the direction of the Servicer pursuant to Sub-Clause 2.4 (Return) or (ii) becomes a Rejected Vehicle, the Servicer shall arrange for the disposition of such Lease Vehicle in accordance with the Servicing Standard.
(d)In connection with the disposition of any Lease Vehicle that is a Program Vehicle, the Servicer shall comply with the Servicing Standard in connection with, among other things, the delivery of any documents of transfer signed as necessary, signed condition reports and signed odometer statements to be submitted with such Program Vehicles returned to a Manufacturer pursuant to Sub-Clause 2.4 (Return) and accepted by or on behalf of the Manufacturer at the time of such Program Vehicle’s return.
(e)With respect to each Payment Date, each Lessee and the Lease Vehicles leased by each such Lessee hereunder, the Servicer shall calculate all Depreciation Charges, Rent, Casualty Payment Amounts, Program Vehicle Special Default Payment Amounts, Non-Program Vehicle Special Default Payment Amounts, Early Program Return Payment Amounts, Redesignation to Non-Program Amounts, Redesignation to Program Amounts, Program Vehicle Depreciation Assumption True-Up Amounts, Pre-

VLCD Program Vehicle Depreciation Amounts, Assumed Remaining Holding Periods, Capitalized Costs, Accumulated Depreciation and Net Book Values. With respect to each Payment Date, the Servicer shall aggregate each Lessee’s Rent due on all Lease Vehicles leased by such Lessee, together with any other amounts due to the Lessor from such Lessee and any credits owing to such Lessee, and provide to the Lessor and such Lessee a monthly statement of the total amount, in a form reasonably acceptable to the Lessor, no later than the Determination Date with respect to such Payment Date.
(f)Upon the occurrence of a Liquidation Event, the Servicer shall dispose of any Lease Vehicles in accordance with the instructions of the Lessor or the Spanish Security Trustee. To the extent the Servicer fails to so dispose of any such Lease Vehicles, the Lessor and the Spanish Security Trustee shall have the right to otherwise dispose of such Lease Vehicles.
(g)In each case, in accordance with the Servicing Standard, the Servicer shall:
(i)designate (or redesignate, as the case may be) Spanish Vehicles on its computer systems as being leased hereunder;
(ii)direct payments due in connection with the Manufacturer Programs with respect to Program Vehicles to be deposited directly into the Spanish Collection Account;
(iii)direct that: (A) all sale proceeds received by the Servicer from sales of Spanish Vehicles (other than in connection with any related Manufacturer Program) are directly deposited; and (B) if a Spanish Leasing Company Amortization Event with respect to Spanish FleetCo has occurred and is continuing, that insurance proceeds and warranty payments in respect of such Spanish Vehicles are received directly by the Lessor (as the case may be), in each case into the Spanish Collection Account;
(iv)furnish the Servicer Report as provided in Sub-Clause 6.8 (Servicer Records and Servicer Reports);
(v)subject to Clause 2.5(a) (Mandatory Program Vehicle to Non-Program Vehicle Redesignation), comply with any obligation to return vehicles to the Manufacturer in accordance with the relevant Manufacturer Program; and
(vi)otherwise administer and service the Lease Vehicles.
(h)The Servicer shall have full power and authority, acting alone or through any party properly designated by it hereunder (including, without limitation, the related Sub-Servicers, if any, applied pursuant to Sub-Clause 6.7 (Sub-Servicers) below) to do any and all things in connection with its servicing and administration duties that it may deem necessary or desirable to accomplish such servicing and administration duties and that does not materially adversely (in the opinion of the Spanish Security Trustee) affect the interests of the Lessor or the Noteholders. Any permissive right of the Servicer contained in this Agreement shall not be construed as a duty.
6.4Required Contractual Criteria
(a)The Servicer shall, prior to the expiry of a Vehicle Purchasing Agreement to which Spanish FleetCo is a party, commence negotiations with the relevant Manufacturers and Dealers on behalf of Spanish FleetCo to renew such Vehicle Purchasing Agreement (where a renewal of the Vehicle Purchasing Agreement is sought) and in circumstances where entry into a Vehicle Purchasing Agreement with a new Manufacturer or Dealer is sought (subject to the conditions below) the Servicer shall negotiate the terms of such new Vehicle Purchasing Agreement on behalf of Spanish FleetCo including, without limitation, the Required Contractual Criteria (or seeking a waiver from the Spanish Security Trustee in relation to any deviations from the Required Contractual Criteria, provided that the Spanish Security Trustee shall not under any circumstance grant a waiver in respect of a deviation from the substance of paragraphs 1.5 and 1.6 of the Required Contractual Criteria). The Spanish Security

Trustee shall grant a waiver in respect of any deviation from paragraph 1.3 of the Required Contractual Criteria such that the bonus payments or other amounts described in paragraph 1.3 of the Required Contractual Criteria are to be payable to or for the account of Spanish FleetCo, provided that each of the following requirements is met:
(a)it receives the approval of the Spanish Security Trustee acting at the written direction of the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Spanish Security Trust Deed and the Issuer Security Trust Deed); and
(b)subject to usual qualifications or reservations, the Servicer provides the Spanish Security Trustee with satisfactory legal, taxation and accounting reports or opinions establishing that the deviation will not affect the insolvency remoteness of Spanish FleetCo nor materially increase the tax liability of Spanish FleetCo.
(c)During the period from (and including) the Fourth Amendment Date until the Non-RCC Expiry Date, in circumstances where Non-Program Vehicles are to be acquired from a Dealer or an Auction Seller where it is not reasonably practicable to enter into a Vehicle Purchasing Agreement with such Dealer or an Auction Seller that complies with the Required Contractual Criteria, the Servicer shall be able to negotiate with such Dealer or Auction Seller the terms of a new Vehicle Purchasing Agreement or Vehicle Purchasing Agreements on behalf of the Spanish FleetCo without being required to comply with the Required Contractual Criteria, provided that each of the following requirements is met:
(i)the number of Vehicles acquired pursuant to such Vehicle Purchasing Agreement or Vehicle Purchasing Agreements with a single Dealer in a single or series of related transactions or Auction Seller in a single or series of transactions in the same auction process shall not exceed 100 Non-Program Vehicles;
(ii)the purchase price of the Vehicle(s) shall be paid to the relevant Dealer or Auction Seller in full by the date falling no later than five (5) Business Days from the date of (A) in respect of a purchase from a Dealer, delivery of the relevant Vehicle(s) and (B) in respect of a purchase from an Auction Seller, the applicable Vehicle Purchasing Agreement and in each case, to the extent that the purchase price has not been paid in full by the date falling no later than five (5) Business Days in accordance with paragraphs (A) and (B) above, such Vehicle(s) will not constitute Non-RCC Compliant Eligible Vehicles for the purposes of this Agreement;
(iii)the Vehicle Purchasing Agreement provides that there is an absolute transfer of title of the Non-Program Vehicle from the relevant Dealer or Auction Seller to the Spanish FleetCo, immediately following the payment of the purchase price of the Non-Program Vehicle, and the Spanish FleetCo shall not under any circumstances have any obligations of any nature in favour of such Dealer or Auction Seller under the relevant Vehicle Purchasing Agreement following such payment;
(iv)at any time of determination, the aggregate Net Book Value of such Vehicles where the Vehicles have been delivered to or to the order of the Spanish FleetCo by an Auction Seller or Dealer pursuant to a Vehicle Purchasing Agreement but for which the full purchase price payable by or on behalf of the Spanish FleetCo has not yet been paid by or on behalf of Spanish FleetCo, shall, in aggregate with the Net Book Value of such Vehicles acquired by the relevant FleetCo pursuant to the equivalent clause in each of the other Master Leases, be no more than EUR 10,000,000. For the avoidance of doubt, any Vehicles acquired pursuant to a Vehicle Purchasing Agreement which is not compliant with the Required Contractual Criteria but for which the purchase price has been paid in full shall be disregarded for the purposes of the limit set out in this paragraph (b)(iv) and further, to the extent that on such date of determination, the Net Book Value of such Vehicles acquired by the FleetCos pursuant to this Clause 6.3(b)(iv) and the equivalent clause in each of the other Master Leases is more than EUR 10,000,000, then such excess shall be treated as Non-RCC Compliant Unpaid Vehicle Concentration Excess Amount; and
(v)at any time of determination, the aggregate Net Book Value of all Non-RCC Compliant Eligible Vehicles shall be equal to or less than thirty (30) per cent. of the aggregate Net Book Value of all Eligible Vehicles as at that date of determination and to the extent that on such date of determination, the Net Book Value of such Non-RCC Compliant Eligible Vehicles is more than thirty (30) per cent of the aggregate Net Book Value of all Eligible Vehicles, such excess shall be treated as Non-RCC Compliant Eligible Vehicle Concentration Excess Amount and the Spanish FleetCo shall not purchase any further Vehicles pursuant to any Vehicle Purchasing Agreement which does not comply with the Required Contractual Criteria until such time that the Net Book Value of such Non-RCC Compliant Eligible Vehicles is equal to or less than thirty (30) per cent. of the aggregate Net Book Value of all Eligible Vehicles (and the Non-RCC Compliant Eligible Vehicle Concentration Excess Amount is brought down to nil). For the avoidance of doubt, a breach by the Spanish FleetCo of the obligation to ensure the aggregate Net Book Value of Non-RCC Compliant Eligible Vehicles shall be equal to or less than thirty (30) per cent. of the aggregate Net Book Value of all Eligible Vehicles set out in this Sub-Clause (v) shall not on its own constitute a Lease Event of Default or a Leasing Company Amortization Event.
(vi)On any date after the Non-RCC Expiry Date, the Servicer shall not negotiate any Vehicle Purchasing Agreements on behalf of Spanish FleetCo which do not comply with the Required Contractual Criteria. For the avoidance of doubt, this restriction shall not apply to any Vehicles which the Spanish FleetCo may have purchased pursuant to sub-clause (b) above.
(d)With respect to Non-Program Vehicles only and during the Revolving Period, the Servicer shall be able to negotiate on behalf of the Spanish FleetCo the terms of an Intra-Group Vehicle Purchasing Agreement with other FleetCos or OpCos or other Affiliates of the Spanish FleetCo located in a different jurisdiction than the jurisdiction where the FleetCo is located, for the purchase of Non-Program Vehicles, provided that the following requirements are satisfied at all times:
(i)the purchase price to be paid for the purchase of the Non-Program Vehicles shall be the Net Book Value (as determined under US GAAP) of such Non-Program Vehicle;
(ii)an Intra-Group Vehicle Purchasing Agreement for Non-Program Vehicle shall be entered into each time any such Non-Program Vehicle is acquired pursuant to this Sub-Clause, in form and substance substantially the same as the template Intra-Group Vehicle Purchasing Agreement set out in Schedule VI (Draft Intra-Group Vehicle Purchasing Agreement);
(iii)once a Non-Program vehicle is acquired by the Spanish FleetCo pursuant to an Intra-Group Vehicle Purchasing Agreement, the same Non-Program Vehicle may not be transferred or sold to any other FleetCo or Opco or other Affiliates of the Spanish FleetCo other than the disposal of such Non-Program vehicle at the expiry of the relevant Lease Term, and
(iv)following a Level 1 Minimum Liquidity Breach, the Servicer shall be able to negotiate on behalf of the Spanish FleetCo the terms of an intra-group vehicle sale agreement with other FleetCos or OpCos.
(e)The purchase of vehicles between Fleetcos and Opcos pursuant to the above paragraph shall cease if a Level 1 Minimum Liquidity Test Breach occurs.

6.5Servicing Standard and Data Protection
In addition to the duties enumerated in Sub-Clause 6.2 (Servicer Functions with Respect to Lease Vehicle Returns, Disposition and Invoicing) and 6.3 (Required Contractual Criteria), the Servicer agrees to perform each of its obligations hereunder in accordance with the Servicing Standard, unless otherwise stated.
In addition, where necessary to enable the Servicer to deliver the services hereunder, for such purposes the Lessor authorises the Servicer to process personal data on behalf of the Lessor in accordance with this Sub-Clause 6.4 (Servicing Standard and Data Protection). When the Servicer processes such personal data, the Servicer shall take appropriate technical and organisational measures designed to protect against unauthorised or unlawful processing or personal data and against accidental loss or destruction of, or damage to, personal data. In particular, the Servicer shall process personal data only for the purposes contemplated by this Agreement and shall act only on the instructions of the Lessor (given for such purposes) and shall comply at all times with the principles and provisions set out in the Regulation (EU) 2016/679 of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (and any subsequent amendments thereto) as if applicable to the Servicer directly and any other applicable laws. The Servicer shall answer the reasonable enquiries of the Lessor to enable the Lessor to monitor the Servicer’s compliance with this Sub-Clause 6.4 (Servicing Standard and Data Protection) and the Servicer shall not sub-contract its processing of personal data without the prior written consent of the Lessor.
6.6Servicer Acknowledgment
The parties to this Agreement acknowledge and agree that Spanish OpCo acts as Servicer of the Lessor pursuant to this Agreement, and, in such capacity, as the agent of the Lessor, for purposes of performing certain duties of the Lessor under this Agreement and the Spanish Related Documents.
6.7Servicer’s Monthly Fee
(a)As compensation for the Servicer’s performance of its duties, the Lessor shall pay to or at the direction of the Servicer on each Payment Date (i) a fee (the “Spanish Monthly Servicing Fee”) equal to one-twelfth of the Spanish Servicing Fee and (ii) the reasonable costs and expenses of the Servicer incurred by it during the Related Month as a result of arranging for the sale of Lease Vehicles returned to the Lessor in accordance with Sub-Clause 2.4(a) (Lessee Right to Return); provided, however, that such costs and expenses shall only be payable to or at the direction of the Servicer to the extent of any excess of the sale price received by or on behalf of the Lessor for any such Lease Vehicle over the Net Book Value thereof.
(b)All payments required to be made by any party under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim, except that (i) any fees and expenses or other amounts due and payable by the Lessor to the Servicer shall be set-off against (ii) any amount owed by the Servicer in such capacity (or as Lessee) to the Lessor at such time under this Agreement.
6.8Sub-Servicers
The Servicer may delegate to any Person (each such delegee, in such capacity, a “Sub-Servicer”) the performance of part (but not all) of the Servicer’s obligations as Servicer pursuant to this Agreement on the condition that:
(a)the Servicer shall maintain up-to-date records of the Servicer’s obligations as Servicer which have been delegated to any Sub-Servicer, and such records shall contain the name and contact information of the Sub-Servicer;

(b)in delegating any of its obligations as Servicer to a Sub-Servicer, the Servicer shall act as principal and not as an agent of the Lessor and shall use reasonable skill and care in choosing a Sub-Servicer;
(c)the Servicer shall not be released or discharged from any liability under this Agreement, and no liability shall be diminished, and the Servicer shall remain primarily liable for the performance of all of the obligations of the Servicer under this Agreement;
(d)the performance or non-performance and the manner of performance by any Sub-Servicer of any of the obligations of the Servicer as Servicer shall not affect the Servicer’s obligations under this Agreement;
(e)any breach in the performance of the Servicer’s obligations as Servicer by a Sub-Servicer shall be treated as a breach of this Agreement by the Servicer, subject to the Servicer being entitled to remedy such breach for a period of fourteen (14) Business Days of the earlier of:
(i)the Servicer becoming aware of the breach; and
(ii)receipt by the Servicer of written notice from the Lessor or the Spanish Security Trustee requiring the same to be remedied; and
(f)neither the Lessor nor the Spanish Security Trustee shall have any liability for any act or omission of any Sub-Servicer and shall have no responsibility for monitoring or investigating the suitability of any Sub-Servicer.
6.9Servicer Records and Servicer Reports
(a)On each Business Day commencing on the date hereof, the Servicer shall prepare and maintain electronic records (such records, as updated each Business Day, the “Servicer Records”), showing each Lease Vehicle by the VIN with respect to such Lease Vehicle.
(b)On the date hereof, the Servicer shall deliver or cause to be delivered to the Issuer Security Trustee and the Spanish Security Trustee the Servicer Records as of such date, which delivery may be satisfied by the Servicer posting, or causing to be posted, such Servicer Records to a password-protected website made available to the Spanish Security Trustee and the Issuer Security Trustee or by any other reasonable means of electronic transmission (including, without limitation, e-mail, file transfer protocol or otherwise).
(c)On each Business Day following the date hereof, the Servicer shall deliver or cause to be delivered to the Spanish Security Trustee a schedule listing all changes to the Servicer Records in respect of the foregoing Sub-Clauses 6.8(a) and (b) (Servicer Records and Servicer Reports) since the preceding Business Day (such schedule as delivered each Business Day, a “Servicer Report”), which delivery may be satisfied by the Servicer posting, or causing to be posted, such Servicer Report to a password-protected website made available to the Spanish Security Trustee and the Lessor or by any other reasonable means of electronic transmission (including, without limitation, e-mail, file transfer protocol or otherwise).
6.10Powers of Attorney
Spanish FleetCo will grant immediately after the Closing Date and in any event within the following two Business Days after the Closing Date in favor of relevant persons within Spanish OpCo, the relevant power of attorney in substantially the form of Schedule V hereto, with faculties of delegation, so that they can bind Spanish FleetCo vis-à-vis third parties in relation to the service to be provided hereunder by the Servicer to Spanish FleetCo. Such power of attorney shall cease to have effect when the Servicer ceases to act as servicer under this Agreement or when the Lessor terminates such power of attorney.

6.11Servicer’s agency limited
The Servicer shall have no authority by virtue of this Agreement to act for or represent Spanish FleetCo as agent or otherwise, save in respect of those functions and duties which it is expressly authorized to perform and discharge by this Agreement and for the period during which this Agreement so authorizes it to perform and discharge those functions and duties.
6.12Resignation of Servicer
6.13The Servicer may, by giving not less than fourteen (14) days’ written notice to Spanish FleetCo and the Spanish Security Trustee, resign as Servicer, provided that, other than where all amounts due and payable under the Spanish Facility Agreement are being repaid in full, a replacement Servicer satisfactory to Spanish FleetCo and the Spanish Security Trustee has been or will, simultaneously with the termination of the Servicer’s appointment under this Agreement, be appointed (it being understood that it is Spanish FleetCo’s obligation and not the Spanish Security Trustee’s obligation to negotiate and make such appointment).
6.14Tax certificate
As established in article 43.1.(f) of the Spanish General Tax Law 58/2003, of 17 December, the Servicer shall provide the Lessor with the relevant certificate issued by the Spanish Tax Authorities once every twelve months confirming that the Servicer has no pending tax obligations. Such certificates shall make reference to the Lessor as recipient of the services rendered by the Servicer and the fact that the issuance of such certificate has been made in order to avoid the secondary liability as established in article 43.1.(f) of the Spanish General Tax Law 58/2003, of 17 December.
6.15Labor and Social Security information
The Servicer shall:
(a)provide the Lessor on a quarterly basis during the term of this Agreement with updated certificates of compliance issued by the General Treasury of the Social Security which evidence its fulfilment with its social security payment obligations;
(b)upon the request of the Lessor the Spanish Security Trustee at any time during the life of this Agreement, and upon 15 days written prior notice (but no more than once within a calendar month), provide the social security contribution bulletins corresponding to its employees; and
(c)during normal business hours and upon 15 days prior written notice, provide to the Lessor, the Spanish Security Trustee, all documentary evidence of its fulfilment of its relevant labor payment obligations.
7CERTAIN REPRESENTATIONS AND WARRANTIES
Spanish OpCo, as Lessee, represents and warrants to the Lessor and the Spanish Security Trustee that as of the Closing Date, and as of each Vehicle Lease Commencement Date, and each Additional Lessee represents and warrants to the Lessor and the Spanish Security Trustee that as of the Joinder Date with respect to such Additional Lessee, and as of each Vehicle Lease Commencement Date applicable to such Additional Lessee occurring on or after such Joinder Date:
7.1Organization; Power; Qualification
Such Lessee has been duly formed and is validly existing as a corporation, limited liability company or trust under the laws of its jurisdiction of organization, with corporate power under the laws of such jurisdiction to execute and deliver this Agreement and the other Related Documents to which it is a party and to perform its obligations hereunder and thereunder.

7.2Authorization; Enforceability
Each of this Agreement and the other Related Documents to which it is a party has been duly authorized, executed and delivered on behalf of such Lessee and, assuming due authorization, execution and delivery by the other parties hereto or thereto, is a valid and legally binding agreement of such Lessee enforceable against such Lessee in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity or by an implied covenant of good faith and fair dealing).
7.3Compliance
The execution, delivery and performance by such Lessee of this Agreement and the Spanish Related Documents to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any security, charge or encumbrance upon any of the property or assets of such Lessee other than Security arising under the Spanish Related Documents pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, guarantee, lease financing agreement or other similar agreement or instrument under which such Lessee is a debtor or guarantor (except to the extent that such conflict, breach, creation or imposition is not reasonably likely to have a Lease Material Adverse Effect) nor will such action result in a violation of any provision of applicable law or regulation (except to the extent that such violation is not reasonably likely to result in a Lease Material Adverse Effect) or of the provisions of the certificate of incorporation or the by-laws of the Lessee.
7.4Governmental Approvals
There is no consent, approval, authorization, order, registration or qualification of or with any Governmental Authority having jurisdiction over such Lessee which is required for the execution, delivery and performance of this Agreement or the Spanish Related Documents (other than such consents, approvals, authorizations, orders, registrations or qualifications as have been obtained or made), except to the extent that the failure to so obtain or effect any such consent, approval, authorization, order, registration or qualification is not reasonably likely to result in a Lease Material Adverse Effect.
7.5[Reserved]
7.6[Reserved]
7.7Spanish Supplemental Documents True and Correct
All information contained in any material Spanish Supplemental Document that has been submitted, or that may hereafter be submitted by such Lessee to the Lessor is, or will be, true, correct and complete in all material respects.
7.8[Reserved]
7.9[Reserved]
7.10Eligible Vehicles
Each Lease Vehicle is or will be, as the case may be, on the applicable Vehicle Lease Commencement Date, an Eligible Vehicle or in the case of any Credit Vehicle will be an Eligible Vehicle following payment of the purchase price in respect thereof.

8CERTAIN AFFIRMATIVE COVENANTS
Until the expiration or termination of this Agreement, and thereafter until the obligations of each Lessee under this Agreement and the Spanish Related Documents are satisfied in full, each Lessee covenants and agrees that, unless at any time the Lessor and the Spanish Security Trustee shall otherwise expressly consent in writing, it will:
8.1Corporate Existence; Foreign Qualification
Do and cause to be done at all times all things necessary to (i) maintain and preserve its limited liability existence; and (ii) comply with all Contractual Obligations and Requirements of Law binding upon it, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to result in a Lease Material Adverse Effect.
8.2Books, Records, Inspections and Access to Information
(a)Maintain complete and accurate books and records with respect to the Lease Vehicles leased by it under this Agreement and the other Spanish Collateral;
(b)At any time and from time to time during regular business hours, upon reasonable prior notice from the Lessor, the Spanish Security Trustee or the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Spanish Security Trust Deed and the Issuer Security Trust Deed), permit the Lessor or the Spanish Security Trustee (or such other Person who may be designated from time to time by the Lessor or the Spanish Security Trustee) to examine and make copies of such books, records and documents in the possession or under the control of such Lessee relating to the Lease Vehicles leased by it under this Agreement and the other Spanish Collateral;
(c)Permit any of the Lessor, the Spanish Security Trustee or the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Spanish Security Trust Deed and the Issuer Security Trust Deed) (or such other Person who may be designated from time to time by any of the Lessor, the Spanish Security Trustee or the Issuer Security Trustee) to visit the office and properties of such Lessee for the purpose of examining such materials, and to discuss matters relating to the Lease Vehicles leased by such Lessee under this Agreement with such Lessee’s independent public accountants or with any of the Authorized Officers of such Lessee having knowledge of such matters, all at such reasonable times and as often as the Lessor, the Spanish Security Trustee or the Issuer Security Trustee may reasonably request;
(d)Upon the request of the Lessor, the Spanish Security Trustee or the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Spanish Security Trust Deed and the Issuer Security Trust Deed) from time to time, make reasonable efforts (but not disrupt the ongoing normal course rental of Lease Vehicles to customers) to confirm to the Lessor, the Spanish Security Trustee and/or the Issuer Security Trustee the location and mileage (as recorded in the Servicer’s computer systems) of each Lease Vehicle leased by such Lessee hereunder and to make available for the Lessor’s, the Spanish Security Trustee’s and/or the Issuer Security Trustee’s inspection within a reasonable time period such Lease Vehicle at the location where such Lease Vehicle is then domiciled; and
(e)During normal business hours and with prior notice of at least three (3) Business Days, make its records pertaining to the Lease Vehicles leased by such Lessee hereunder available to the Lessor, the Spanish Security Trustee or the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Spanish Security Trust Deed and the Issuer Security Trust Deed) for inspection at the location or locations where such Lessee’s records are normally domiciled, provided that, in each case, the Lessor agrees that it will not disclose any information obtained pursuant to this Sub-Clause 8.2 (Books, Records, Inspections and Access to Information) that is not otherwise publicly available without the prior approval of such Lessee, except that the Lessor may disclose such information (x) to its officers, employees, attorneys and advisors, in each case on a confidential and need-to-know basis, and (y) as required by applicable law or compulsory legal process.
8.3[Reserved]
8.4Merger
Not merge or consolidate with or into any other Person unless (i) the applicable Lessee is the surviving entity of such merger or consolidation or (ii) the surviving entity of such merger or consolidation expressly assumes such Lessee’s obligations under this Agreement.
8.5Reporting Requirements
Furnish, or cause to be furnished to the Lessor and the Spanish Security Trustee:
(a)no later than the prescribed statutory deadline required by its articles of association and in any event by no later than 270 calendar days after the end of each financial year, its audited Annual Financial Statements together with the related auditors' report(s);
(b)promptly after becoming aware thereof, (a) notice of the occurrence of any Potential Lease Event of Default or Lease Event of Default, together with a written statement of an Authorized Officer of such Lessee describing such event and the action that such Lessee proposes to take with respect thereto, and (b) notice of any Amortization Event.
The financial data that shall be delivered to the Lessor and the Spanish Security Trustee pursuant to this Sub-Clause 8.5 (Reporting Requirements) shall be prepared in conformity with GAAP.
Documents, reports, notices or other information required to be furnished or delivered pursuant to this Sub-Clause 8.5 (Reporting Requirements) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which any Lessee posts such documents, or provides a link thereto on Spanish OpCo’s or any Parent’s website (or such other website address as any Lessee may specify by written notice to the Lessor and the Spanish Security Trustee from time to time) or (ii) on which such documents are posted on Spanish OpCo’s or any Parent’s behalf on an internet or intranet website to which the Lessor and the Spanish Security Trustee have access (whether a commercial, government or third-party website or whether sponsored by or on behalf of the Spanish Security Trustee).
8.6Preservation of rights
8.7Preserve and/or exercise and/or enforce its rights and/or shall procure that the same are preserved, exercised or enforced on its behalf (including by the Spanish Security Trustee) in respect of the Spanish Vehicles, including but not limited to promptly notifying any Insolvency Official of a Manufacturer or Dealer of any retention of title existing in respect of one or more Spanish Vehicles in favour of the Lessor.
9DEFAULT AND REMEDIES THEREFOR
9.1Events of Default
Any one or more of the following will constitute an event of default (a “Lease Event of Default”) as that term is used herein:
9.1.1there occurs a default in the payment of any Rent or other amount payable by any Lessee under this Agreement unless such default in the payment is caused by an administrative or technical error and in such case, payment is made within three (3) Business Days of being due and payable;

9.1.2any unauthorized assignment or transfer of this Agreement by any Lessee occurs;
9.1.3the failure of any Lessee to observe or perform any other covenant, condition, agreement or provision hereof, including, but not limited to, usage, and maintenance that in any such case has a Lease Material Adverse Effect, and such default continues for more than fourteen (14) consecutive days after the earlier of the date written notice thereof is delivered by the Lessor or the Spanish Security Trustee to such Lessee or the date an Authorized Officer of such Lessee obtains actual knowledge thereof;
9.1.4if (i) any representation or warranty made by any Lessee herein is inaccurate or incorrect or is breached or is false or misleading as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of any Lessee to the Lessor or the Spanish Security Trustee is false or misleading on the date as of which the facts therein set forth are stated or certified, (ii) such inaccuracy, breach or falsehood has a Lease Material Adverse Effect, and (iii) the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading, as the case may be, shall not have been eliminated or otherwise cured for fourteen (14) consecutive days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor or the Spanish Security Trustee to the applicable Lessee and (y) the date an Authorized Officer of the applicable Lessee learns of such circumstance or condition;
9.1.5an Event of Bankruptcy occurs with respect to Hertz or with respect to any Lessee;
9.1.6this Agreement or any portion thereof ceases to be in full force and effect (other than in accordance with its terms or as otherwise expressly permitted in the Spanish Related Documents) or a proceeding shall be commenced by any Lessee to establish the invalidity or unenforceability of this Agreement, in each case other than with respect to any Lessee that at such time is not leasing any Lease Vehicles hereunder;
9.1.7a Servicer Default occurs; or
9.1.8a Liquidation Event occurs.
For the avoidance of doubt, with respect to any Potential Lease Event of Default or Lease Event of Default, if the event or condition giving rise (directly or indirectly) to such Potential Lease Event of Default or Lease Event of Default, as applicable, ceases to be continuing (through cure, waiver or otherwise), then such Potential Lease Event of Default or Lease Event of Default, as applicable, will cease to exist and will be deemed to have been cured for every purpose under the Spanish Related Documents.
9.2Effect of Lease Event of Default. If any Lease Event of Default set forth in Sub-Clause 9.1.1, 9.1.2, 9.1.5, 9.1.6 or 9.1.8 (Events of Default) shall occur and be continuing, the Lessee’s right of possession with respect to any Lease Vehicles leased hereunder shall be subject to the Lessor’s option to terminate such right as set forth in Sub-Clause 9.3 (Rights of Lessor Upon Lease Event of Default) and 9.4 (Liquidation Event and Non-Performance of Certain Covenants).
9.3Rights of Lessor and Spanish Security Trustee Upon Lease Event of Default
9.3.1If a Lease Event of Default shall occur and be continuing, then the Lessor may proceed by appropriate court action or actions, either at law or in equity, to enforce performance by any Lessee of the applicable covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Sub-Clause 9.5 (Measure of Damages).
9.3.2If any Lease Event of Default set forth in Sub-Clauses 9.1.1, 9.1.2, 9.1.5, 9.1.6 or 9.1.8 (Events of Default) shall occur and be continuing, then (i) subject to the terms of this Clause 9.3.2, the Lessor or the Spanish Security Trustee (acting on the written instructions of the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Spanish Security Trust Deed and the Issuer Security Trust Deed)) shall have the right to serve notice on the other parties hereto, a “Master Lease Termination Notice”, and following service of such notice shall have the right to (a) to terminate any Lessee’s rights of use and possession hereunder of all or a portion of the Lease Vehicles leased hereunder by such Lessee, (b) to take possession of all or a portion of the Lease Vehicles leased by any

Lessee hereunder and (c) to peaceably enter upon the premises of any Lessee or other premises where Lease Vehicles may be located and take possession of all or a portion of the Lease Vehicles and thenceforth hold, possess and enjoy the same free from any right of any Lessee, or its successors or assigns, and to use or dispose of such Lease Vehicles for any purpose whatsoever and (ii) the Lessees, at the request of the Lessor or the Spanish Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Spanish Security Trust Deed and the Issuer Security Trust Deed), shall return or cause to be returned all Lease Vehicles to and in accordance with the directions of the Lessor or the Spanish Security Trustee as the case may be.
(a)The Lessor may not validly serve a Master Lease Termination Notice unless such decision to serve the Master Lease Termination Notice has been approved by any independent director (as defined in the relevant constitutional documents of the Lessor) on the board of directors of the Lessor.
9.3.1Each and every power and remedy hereby specifically given to the Lessor will be in addition to every other power and remedy hereby specifically given or now or hereafter existing at law, in equity or in bankruptcy and each and every power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by the Lessor; provided, however, that the measure of damages recoverable against such Lessee will in any case be calculated in accordance with Sub-Clause 9.5 (Measure of Damages). All such powers and remedies will be cumulative, and the exercise of one will not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Lessor in the exercise of any such power or remedy and no renewal or extension of any payments due hereunder will impair any such power or remedy or will be construed to be a waiver of any default or any acquiescence therein; provided that, for the avoidance of doubt, any exercise of any such right or power shall remain subject to each condition expressly specified in any Related Document with respect to such exercise. Any extension of time for payment hereunder or other indulgence duly granted to any Lessee will not otherwise alter or affect the Lessor’s rights or the obligations hereunder of such Lessee. The Lessor’s acceptance of any payment after it will have become due hereunder will not be deemed to alter or affect the Lessor’s rights hereunder with respect to any subsequent payments or defaults therein.
9.4Liquidation Event and Non-Performance of Certain Covenants
(a)If a Liquidation Event shall have occurred and be continuing, the Spanish Security Trustee and the Issuer Security Trustee shall have the rights against each Lessee and the Spanish Collateral provided in the Spanish Security Trust Deed and Issuer Security Trust Deed, upon a Liquidation Event, including, in each case, the right to serve a Master Lease Termination Notice on the other parties hereto and following service of such notice shall have the right (i) to terminate any Lessee’s rights of possession hereunder of all or a portion of the Lease Vehicles leased hereunder by such Lessee (ii) to take possession of all or a portion of the Lease Vehicles leased by any Lessee hereunder and (iii) to peaceably enter upon the premises of any Lessee or other premises where Lease Vehicles may be located and take possession of all or a portion of the Lease Vehicles and thenceforth hold, possess and enjoy the same free from any right of any Lessee, or its successors or assigns, and to use such Lease Vehicles for any purpose whatsoever.
(b)During the continuance of a Liquidation Event, the Servicer shall return any or all Lease Vehicles that are Program Vehicles to the related Manufacturers in accordance with the instructions of the Lessor. To the extent any Manufacturer fails to accept any such Program Vehicles under the terms of the applicable Manufacturer Program, the Lessor shall have the right to otherwise dispose of such Program Vehicles and to direct the Servicer to dispose of such Program Vehicles in accordance with its instructions.
(c)Notwithstanding the exercise of any rights or remedies pursuant to this Sub-Clause 9.4 (Liquidation Event and Non-Performance of Certain Covenants), the Lessor will, nevertheless, have a right to recover from such Lessee any and all amounts (for the avoidance of doubt, as limited by Sub-Clause 9.5 (Measure of Damages)) as may be then due.

(d)In addition, following the occurrence of a Liquidation Event, the Lessor shall have all of the rights, remedies, powers, privileges and claims vis-a-vis each Lessee, necessary or desirable to allow the Spanish Security Trustee to exercise the rights, remedies, powers, privileges and claims given to the Spanish Security Trustee pursuant to Sub-Clause 10.2 (Rights of the Spanish Security Trustee upon Amortization Event or Certain Other Events of Default) of the Spanish Facility Agreement, and each Lessee acknowledges that it has hereby granted to the Lessor all such rights, remedies, powers, privileges and claims granted by the Lessor to the Spanish Security Trustee pursuant to Clause 10 of the Spanish Facility Agreement and that the Spanish Security Trustee may act in lieu of the Lessor in the exercise of all such rights, remedies, powers, privileges and claims.
(e)The Spanish Security Trustee may only take possession of, or exercise any of the rights or remedies specified in this Agreement with respect to, such number of Lease Vehicles necessary to generate disposition proceeds in an aggregate amount sufficient to pay the Spanish Note with respect to which a Liquidation Event is then continuing as set forth in the Issuer Facility Agreement, taking into account the receipt of proceeds of all other vehicles being disposed of that have been pledged to secure such Spanish Note.
9.5Measure of Damages
If a Lease Event of Default or Liquidation Event occurs and the Lessor or the Spanish Security Trustee exercises the remedies granted to the Lessor or the Spanish Security Trustee under Sub-Clause 8.6 (Preservation of rights), this Clause 9 (Default and Remedies Therefor) or Sub-Clause 10.2 of the Spanish Facility Agreement, the amount that the Lessor shall be permitted to recover from any Lessee as payment shall be equal to:
(a)all Rent for each Lease Vehicle leased by such Lessee hereunder to the extent accrued and unpaid as of the earlier of the date of the return to the Lessor of such Lease Vehicle or disposition by the Servicer of such Lease Vehicle in accordance with the terms of this Agreement and all other payments payable under this Agreement by such Lessee, accrued and unpaid as of such date; plus
(b)any reasonable out-of-pocket damages and expenses, including reasonable attorneys’ fees and expenses that the Lessor or the Spanish Security Trustee will have sustained by reason of such a Lease Event of Default or Liquidation Event, together with reasonable sums for such attorneys’ fees and such expenses as will be expended or incurred in the seizure, storage, rental or sale of the Lease Vehicles leased by such Lessee hereunder or in the enforcement of any right or privilege hereunder or in any consultation or action in such connection, in each case to the extent reasonably attributable to such Lessee; plus
(c)interest from time to time on amounts due from such Lessee and unpaid under this Agreement at EURIBOR plus 1.0% computed from the date of such a Lease Event of Default or Liquidation Event or the date payments were originally due to the Lessor by such Lessee under this Agreement or from the date of each expenditure by the Lessor or the Spanish Security Trustee, as applicable, that is recoverable from such Lessee pursuant to this Clause 8.6 (Default and Remedies Therefor), as applicable, to and including the date payments are made by such Lessee.
9.6Servicer Default
Any of the following events will constitute a default of the Servicer (a “Servicer Default”) as that term is used herein:
(a)the failure of the Servicer to comply with or perform any provision of this Agreement or any other Related Document and such failure is, in the opinion of the Spanish Security Trustee materially prejudicial to the Spanish Noteholder and in the case of a default which is remediable, such default continues for more than fourteen (14) consecutive days after the earlier of the date written notice is delivered by the Lessor or the Spanish Security Trustee to the Servicer or the date an Authorized Officer of the Servicer obtains actual knowledge thereof;

(b)an Event of Bankruptcy occurs with respect to the Servicer;
(c)the failure of the Servicer to make any payment when due from it hereunder or under any of the other Spanish Related Documents or to deposit any Spanish Collections received by it into the Spanish Transaction Account when required under the Spanish Related Documents and, in each case, unless such failure is as a result of an administrative or technical error in such case payment has been made within three (3) Business Days;
(d)if (I) any representation or warranty made by the Servicer relating to the Spanish Collateral in any Spanish Related Document is inaccurate or incorrect or is breached or is false or misleading as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing relating to the Spanish Collateral furnished by or on behalf of the Servicer to the Lessor or the Spanish Security Trustee pursuant to any Spanish Related Document is false or misleading on the date as of which the facts therein set forth are stated or certified, (II) such inaccuracy, breach or falsehood is, in the opinion of the Spanish Security Trustee materially prejudicial to the Spanish Noteholder, and (III) if such inaccuracy, breach or falsehood can be remedied, the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading, as the case may be, shall not have been eliminated or otherwise cured for at least fourteen (14) consecutive days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor or the Spanish Security Trustee to the Servicer and (y) the date an Authorized Officer of the Servicer obtains actual knowledge of such circumstance or condition;
(e)a Lease Event of Default occurs which gives rise to a right for the Lessor or the Spanish Security Trustee to serve a Master Lease Termination Notice; or
(f)a Liquidation Event occurs.
In the event of a Servicer Default, the Lessor or the Spanish Security Trustee, in each case acting pursuant to Sub-Clause 9.23(d) (Servicer Default) of the Spanish Facility Agreement, shall have the right to replace the Servicer as servicer.
For the avoidance of doubt, with respect to any Servicer Default, if the event or condition giving rise (directly or indirectly) to such Servicer Default ceases to be continuing (through cure, waiver or otherwise), then such Servicer Default will cease to exist and will be deemed to have been cured for every purpose under the Spanish Related Documents.
9.7Indemnity relating to the services provided under this Agreement
9.8The Servicer shall fully indemnify and hold the Lessor harmless in respect of any and all labour and social security liabilities resulting, directly or indirectly, from the Servicer’s failure to perform its labour and social security obligations under applicable laws.
9.9Application of Proceeds
The proceeds of any sale or other disposition pursuant to Sub-Clause 9.2 (Effect of Lease Event of Default) or Sub-Clause 9.3 (Rights of Lessor Upon Lease Event of Default) shall be applied by the Lessor in accordance with the terms of the Spanish Related Documents.
10CERTIFICATION OF TRADE OR BUSINESS USE
Each Lessee hereby warrants and certifies that it intends to use the Lease Vehicles that are subject to this Agreement in connection with its trade or business.

11[RESERVED]
12ADDITIONAL LESSEES
12.1Subject to prior consent of Spanish FleetCo (such consent not to be unreasonably withheld or delayed) and the Spanish Security Trustee (acting upon the instructions of the Issuer Security Trustee (whose instructions, in turn, have been obtained in accordance with the terms of the Spanish Security Trust Deed and the Issuer Security Trust Deed)), any Affiliate of Spanish OpCo that was incorporated under the laws of Spain (each, a “Permitted Lessee”) shall have the right to become a Lessee under and pursuant to the terms of this Agreement by complying with the provisions of this Clause 12 (Additional Lessees); provided that the Lessor shall provide its consent to such Permitted Lessee becoming a Lessee pursuant to the terms of this Clause 12 (Additional Lessees). If a Permitted Lessee desires to become a Lessee under this Agreement, then such Permitted Lessee shall execute (if appropriate) and deliver to the Lessor, the Spanish Security Trustee and the Issuer Security Trustee:
12.1a Joinder in Lease Agreement substantially in the form attached hereto as Annex A (each, an “Affiliate Joinder in Lease”);
12.2the certificate of incorporation or other organizational documents for such Permitted Lessee, together with a copy of the by-laws or other organizational documents of such Permitted Lessee, duly certified by an Authorized Officer of such Permitted Lessee;
12.3copies of resolutions of the Board of Directors or other authorizing action of such Permitted Lessee authorizing or ratifying the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement, duly certified by an Authorized Officer of such Permitted Lessee;
12.4a certificate of an Authorized Officer of such Permitted Lessee certifying the names of the individual or individuals authorized to sign the Affiliate Joinder in Lease and any other Related Documents to be executed by it, together with samples of the true signatures of each such individual;
12.5an Officer’s Certificate stating that such joinder by such Permitted Lessee complies with this Clause 12 (Additional Lessees) and an opinion of counsel, which may be based on an Officer’s Certificate and is subject to customary exceptions and qualifications (including, without limitation, insolvency laws and principles of equity), stating that (a) all conditions precedent set forth in this Clause 12 (Additional Lessees) relating to such joinder by such Permitted Lessee have been complied with and (b) upon the due authorization, execution and delivery of such Affiliate Joinder in Lease by the parties thereto, such Affiliate Joinder in Lease will be enforceable against such Permitted Lessee; and
12.6any additional documentation that the Lessor, the Spanish Security Trustee or the Issuer Security Trustee may reasonably require to evidence the assumption by such Permitted Lessee of the obligations and liabilities set forth in this Agreement.
13VALUE ADDED TAX AND STAMP TAXES
13.1Sums payable exclusive of VAT
All sums or other consideration set out in this Agreement or otherwise payable or provided by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is or becomes chargeable (if any) on any supply or supplies for which sums or other consideration (or any part thereof) are the whole or part of the consideration for VAT purposes.
13.2Payment of amounts in respect of VAT
Where, pursuant to the terms of this Agreement, any party (the “Supplier”) makes a supply to any other party (the “Recipient”) hereto for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier is required to account to the relevant Tax Authority):
(a)where the Supplier is the Lessee, the Recipient shall, following receipt from the Supplier of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such VAT; and
(b)where the Supplier is the Lessor, the Recipient shall pay to the Supplier (in addition to and at the same time as paying any other consideration for such supply) a sum equal to the amount of such VAT, and the Supplier shall, following receipt of such sum and (unless otherwise required pursuant to any Requirement of Law) not before, provide the Recipient with a valid VAT invoice in respect of such supply.
13.3Cost and expenses
References in this Agreement to any fee, cost, loss, disbursement, commission, damages, expense, charge or other liability incurred by any party to this Agreement and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of, or the amount of which is to be taken into account in any calculation or computation set out in this Agreement shall include such part of such fee, cost, loss, disbursement, commission, damages, expense, charge or other liability as represents any VAT, but only to the extent that such first party is not entitled to a refund (by way of a credit or repayment) in respect of such VAT from any relevant Tax Authority.
14SECURITY AND ASSIGNMENTS
14.1Rights of Lessor pledged to Trustee
Each Lessee acknowledges that the Lessor has pledged or will pledge all of its rights under this Agreement to the Spanish Security Trustee pursuant to the Spanish Security Documents. Accordingly, each Lessee agrees that:
(a)upon the occurrence of a Lease Event of Default or Liquidation Event, the Spanish Security Trustee may exercise (for and on behalf of the Lessor) any right or remedy against such Lessee provided for herein and such Lessee will not interpose as a defense that such claim should have been asserted by the Lessor;
(b)upon the delivery by the Spanish Security Trustee of any notice to such Lessee stating that a Lease Event of Default or a Liquidation Event has occurred, such Lessee will, if so requested by the Spanish Security Trustee, comply with all obligations under this Agreement that are asserted by the Spanish Security Trustee, as the Lessor hereunder, irrespective of whether such Lessee has received any such notice from the Lessor; and
(c)such Lessee acknowledges that pursuant to this Agreement it has agreed to make all payments of Rent hereunder (and any other payments hereunder) directly to the Spanish Security Trustee for deposit in the Spanish Transaction Account.
14.2Right of the Lessor to Assign or Transfer its rights or obligations under this Agreement
The Lessor shall have the right to finance the acquisition and ownership of Lease Vehicles under this Agreement by, without limitation, selling, assigning or transferring any of its rights and/or obligations under this Agreement to the Issuer Security Trustee for the benefit of the Noteholders; provided, however, that any such sale, assignment or transfer shall be subject to the rights and interest of the Lessees in the Lease Vehicles, including but not limited to the Lessees’ right of quiet and peaceful possession of such Lease Vehicles as set forth in Sub-Clause 5.3 (Non-Disturbance) hereof, and under this Agreement.

14.3Limitations on the Right of the Lessees to Assign or Transfer its rights or obligations under this Agreement
No Lessee shall assign or transfer or purport to assign or transfer any right or obligation under this Agreement to any other party.
14.4Security
The Lessor may grant security interests in the Lease Vehicles leased by any Lessee hereunder without consent of any Lessee. Except for Permitted Security, each Lessee shall keep all Lease Vehicles free of all Security arising during the Term. If on the Vehicle Lease Expiration Date for any Lease Vehicle, there is Security on such Lease Vehicle, the Lessor may, in its discretion, remove such Security and any sum of money that may be paid by the Lessor in release or discharge thereof, including reasonable attorneys’ fees and costs, will be paid by the Lessee of such Lease Vehicle upon demand by the Lessor.
15NON-LIABILITY OF LESSOR
As between the Lessor and each Lessee, acceptance for lease of each Lease Vehicle pursuant to Sub-Clause 2.1(f) (Lease Vehicle Acceptance or Non-conforming Lease Vehicle Rejection) shall constitute such Lessee’s acknowledgment and agreement that such Lessee has fully inspected such Lease Vehicle, that such Lease Vehicle is in good order and condition and is of the manufacture, design, specifications and capacity selected by such Lessee, that such Lessee is satisfied that the same is suitable for this use. Each Lessee acknowledges that the Lessor is not a Manufacturer or agent thereof or primarily engaged in the sale or distribution of Lease Vehicles. Each Lessee acknowledges that the Lessor makes no representation, warranty or covenant, express or implied in any such case, as to the fitness, safeness, design, merchantability, condition, quality, durability, suitability, capacity or workmanship of the Lease Vehicles in any respect or in connection with or for any purposes or uses of any Lessee and makes no representation, warranty or covenant, express or implied in any such case, that the Lease Vehicles will satisfy the requirements of any law or any contract specification, and as between the Lessor and each Lessee, such Lessee agrees to bear all such risks at its sole cost and expense. Each Lessee specifically waives all rights to make claims against the Lessor and any Lease Vehicle for breach of any warranty of any kind whatsoever, and each Lessee leases each Lease Vehicle “as is.” Upon the Lessor’s acquisition of any Lease Vehicle identified in a request from any Lessee pursuant to Sub-Clause 2.1(d) above, the Lessor shall in no way be liable for any direct or indirect damages or inconvenience resulting from any defect in or loss, theft, damage or destruction of any Lease Vehicle or of the cargo or contents thereof or the time consumed in recovery repairing, adjusting, servicing or replacing the same and there shall be no abatement or apportionment of rental at such time. The Lessor shall not be liable for any failure to perform any provision hereof resulting from fire or other casualty, natural disaster, riot or other civil unrest, war, terrorism, strike or other labor difficulty, governmental regulation or restriction, or any cause beyond the Lessor’s direct control. In no event shall the Lessor be liable for any inconveniences, loss of profits or any other special, incidental, or consequential damages, whatsoever or howsoever caused (including resulting from any defect in or any theft, damage, loss or failure of any Lease Vehicle).
The Lessor shall not be responsible for any liabilities (including any loss of profit) arising from any delay in the delivery of, or failure to deliver, any Lease Vehicle to any Lessee.
16NON-PETITION AND NO RECOURSE
16.1Non-Petition
(a)Notwithstanding anything to the contrary in this Agreement or any Spanish Related Document, only the Spanish Security Trustee may pursue the remedies available under the general law or under the Spanish Security Trust Deed to enforce this Agreement, the Spanish Security or the Spanish Note and no other Person shall be entitled to proceed directly against

Spanish FleetCo in respect hereof (unless the Spanish Security Trustee, having become bound to proceed in accordance with the terms of the Spanish Related Documents, fails or neglects to do so). Each party to this Agreement hereby agrees with and acknowledges to each of Spanish FleetCo and the Spanish Security Trustee until the date falling one year and one day after the Legal Final Payment Date, that:
(a)it shall not have the right to take or join any person in taking any steps against Spanish FleetCo for the purpose of obtaining payment of any amount due from Spanish FleetCo (other than serving a written demand subject to the terms of the Spanish Security Trust Deed); and
(b)neither it nor any Person on its behalf shall initiate or join any person in initiating an Event of Bankruptcy or the appointment of any Insolvency Official in relation to Spanish FleetCo, provided that, the Spanish Security Trustee shall have the right to take any action pursuant to and in accordance with the relevant Spanish Related Documents and Spanish Security Documents.
(c)The provisions of this Sub-Clause 16.1 (Non-Petition) shall survive the termination of this Agreement.
16.2No Recourse
Each party to this Agreement agrees with and acknowledges to each of Spanish FleetCo and the Spanish Security Trustee that, notwithstanding any other provision of any Spanish Related Document, all obligations of Spanish FleetCo to such entity are limited in recourse as set out below:
(a)sums payable to it in respect of any of the Spanish FleetCo’s obligations to it shall be limited to the lesser of (i) the aggregate amount of all sums due and payable to it and (ii) the aggregate amounts received, realised or otherwise recovered by or for the account of the Spanish Security Trustee in respect of the Spanish Security whether pursuant to enforcement of the Spanish Security or otherwise; and
(b)upon the Spanish Security Trustee giving written notice that it has determined in its opinion that there is no reasonable likelihood of there being any further realisations in respect of the Spanish Security (whether arising from an enforcement of the Spanish Security or otherwise) which would be available to pay unpaid amounts outstanding under the relevant Spanish Related Documents, it shall have no further claim against Spanish FleetCo in respect of any such unpaid amounts and such unpaid amounts shall be discharged in full.
(c)The provisions of this Sub-Clause 16.2 (No Recourse) shall survive the termination of this Agreement.
17[RESERVED]
18GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by and construed in accordance with the laws of Spain. With respect to any suit, action, dispute or proceedings relating to this Agreement, each party hereto irrevocably submits to the exclusive jurisdiction of the courts of first instance and agree that the courts of the city of Madrid are the most appropriate and convenient courts to settle any suit, action, dispute or proceedings and accordingly no party will argue to the contrary. The foregoing is for the benefit of the Spanish Security Trustee only. As a result, the Spanish Security Trustee shall not be prevented from taking proceedings relating to any suit, action, dispute or proceedings in any other courts with jurisdiction. To the extent permitted by law, the Spanish Security Trustee may take concurrent proceedings in any number of jurisdictions.

19NOTICES
Unless otherwise specified herein, all notices, communications, requests, instructions and demands by any Party hereto to another shall be delivered in accordance with the provisions of Clause 3.17 of the Master Definitions and Construction Agreement and Clause 23 (Notices) of the Spanish Security Trust Deed.
20ENTIRE AGREEMENT
This Agreement and the other agreements specifically referenced herein constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement, together with the Manufacturer Programs, the Lease Vehicle Acquisition Schedules, the Intra-Lease Lessee Transfer Schedules and any other related documents attached to this Agreement (including, for the avoidance of doubt, all related joinders, exhibits, annexes, schedules, attachments and appendices), in each case solely to the extent to which such Manufacturer Programs, schedules and documents relate to Lease Vehicles will constitute the entire agreement regarding the leasing of Lease Vehicles by the Lessor to each Lessee.
21MODIFICATION AND SEVERABILITY
The terms of this Agreement will not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever unless the same shall be in writing and signed and delivered by the Lessor, the Servicer, the Spanish Security Trustee and each Lessee, subject to any restrictions on such waivers, alterations, modifications, amendments, supplements or terminations set forth in the Spanish Facility Agreement. If any part of this Agreement is not valid or enforceable according to law, all other parts will remain enforceable. For the avoidance of doubt, the execution and/or delivery of and/or performance under any Affiliate Joinder in Lease, Lease Vehicle Acquisition Schedule or Intra-Lease Lessee Transfer Schedule shall not constitute a waiver, alteration, modification, supplement or termination to or of this Agreement.
22SURVIVABILITY
In the event that, during the term of this Agreement, any Lessee becomes liable for the payment or reimbursement of any obligations, claims or taxes pursuant to any provision hereof, such liability will continue, notwithstanding the expiration or termination of this Agreement, until all such amounts are paid or reimbursed by or on behalf of such Lessee.
23[RESERVED]
24COUNTERPARTS
This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.
25ELECTRONIC EXECUTION
This Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each party hereto. The words “execution,” “signed,” “signature,” and words of like import in this Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) or in any amendment or other modification hereof (including, without limitation, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be.
26LESSEE TERMINATION AND RESIGNATION
With respect to any Lessee except for Spanish OpCo, upon such Lessee (the “Resigning Lessee”) delivering irrevocable written notice to the Lessor, the Servicer and the Spanish Security Trustee that such Resigning Lessee desires to resign its role as a Lessee hereunder (such notice, substantially in the form attached as Exhibit A hereto, a “Lessee Resignation Notice”), such Resigning Lessee shall immediately cease to be a Lessee hereunder, and, upon such occurrence, event or condition, the Lessor, the Servicer and the Spanish Security Trustee shall be deemed to have released, waived, remised, acquitted and discharged such Resigning Lessee and such Resigning Lessee’s directors, officers, employees, managers, shareholders and members of and from any and all claims, expenses, damages, costs and liabilities arising or accruing in relation to such Resigning Lessee on or after the delivery of such Lessee Resignation Notice to the Lessor, the Servicer and the Spanish Security Trustee (the time of such delivery, the “Lessee Resignation Notice Effective Date”); provided that, as a condition to such release and discharge, the Resigning Lessee shall pay to the Lessor all payments due and payable with respect to each Lease Vehicle leased by Resigning Lessee hereunder, including without limitation any payment listed under Sub-Clause 4.7.1 and 4.7.2 (Payments), as applicable to each such Lease Vehicle, as of the Lessee Resignation Notice Effective Date; provided further that, the Resigning Lessee shall return or reallocate all Lease Vehicles at the direction of the Servicer in accordance with Sub-Clause 2.4 (Return); provided further that, with respect to any Resigning Lessee, such Resigning Lessee shall not be released or otherwise relieved under this Clause 26 (Lessee Termination and Resignation) from any claim, expense, damage, cost or liability arising or accruing prior to the Lessee Resignation Notice Effective Date with respect to such resigning Transferor.
27THIRD-PARTY BENEFICIARIES
The parties hereto acknowledge that the Issuer Security Trustee (for the benefit of the Noteholders and their assigns) shall be a third-party beneficiary hereunder.
28TIME OF THE ESSENCE
Subject to any grace periods provided hereunder, time shall be of the essence of this Agreement as regards any time, date or period, whether as originally agreed or altered by agreement between all the parties (and, where required, with consent) or in any other manner provided in this Agreement, for the performance by each Lessee of its obligations under this Agreement.
29GOVERNING LANGUAGE
This Agreement is in the English language. If this Agreement is translated into another language, the English text prevails, save that words in Spanish used in this Agreement and having specific legal meaning under Spanish law will prevail over the English translation.
30POWER OF ATTORNEY
If an entity incorporated in the Netherlands is represented by an attorney or attorneys in connection with the signing, execution or delivery of this Agreement or any document, agreement or deed referred to herein or made pursuant hereto, the relevant power of attorney is expressed to be governed by the laws of the Netherlands and it is hereby expressly acknowledged and accepted by the other parties that such laws shall govern the existence and extent of such attorney’s or attorneys’ authority and the effects of the exercise thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Dutch FleetCo
STUURGROEP FLEET (NETHERLANDS) B.V.

By:    ___________________________________

"This agreement was not separately executed by the parties but was agreed to by the parties pursuant to, and included as a schedule to, a separately signed administrative agreement that is not material to the registrant(s)."

Lessor
STUURGROEP FLEET (NETHERLANDS) B.V., SUCURSAL EN ESPAÑA

By:    ___________________________________

"This agreement was not separately executed by the parties but was agreed to by the parties pursuant to, and included as a schedule to, a separately signed administrative agreement that is not material to the registrant(s)."

Lessee and Servicer
HERTZ DE ESPAÑA, S.L.U.

By:    ___________________________________

"This agreement was not separately executed by the parties but was agreed to by the parties pursuant to, and included as a schedule to, a separately signed administrative agreement that is not material to the registrant(s)."

Spanish Security Trustee
BNP PARIBAS TRUST CORPORATION UK LIMITED

By:    ___________________________________

"This agreement was not separately executed by the parties but was agreed to by the parties pursuant to, and included as a schedule to, a separately signed administrative agreement that is not material to the registrant(s)."

ANNEX A

FORM OF AFFILIATE ACCESSION AGREEMENT
THIS AFFILIATE ACCESSION AGREEMENT (this “Joinder”) is executed as of _______________ ____, 20__ (with respect to this Joinder and the Joining Party, the “Joinder Date”), by ______________, a ____________________________ (“Joining Party”), and delivered to Stuurgroep Fleet (Netherlands) B.V., Sucursal en España, Spanish branch of Dutch FleetCo incorporated and existing under the laws of Spain, whose registered office is at calle Jacinto Benavente, 2, Edificio B, 3ª planta, Las Rozas de Madrid, Madrid, Spain and registered with the Commercial Registry of Madrid under Volume 37748, Book M-672439, Folio 1 (“Spanish FleetCo”), as lessor pursuant to the Spanish Master Lease and Servicing Agreement, dated as of 25 September 2018 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Lease”), among Dutch FleetCo, Spanish FleetCo, as Lessor, Hertz de España, S.L.U. (“Spanish OpCo”), as a Lessee and as Servicer, those affiliates of Spanish OpCo from time to time becoming Lessees thereunder (together with Spanish OpCo, the “Lessees”) and BNP Paribas Trust Corporation UK Limited as Spanish security trustee (the “Spanish Security Trustee”). Capitalized terms used herein but not defined herein shall have the meanings provided for in the Lease.
R E C I T A L S:
WHEREAS, the Joining Party is a Permitted Lessee; and
WHEREAS, the Joining Party desires to become a “Lessee” under and pursuant to the Lease.
NOW, THEREFORE, the Joining Party agrees as follows:
A G R E E M E N T:
1.    The Joining Party hereby represents and warrants to and in favor of Spanish FleetCo and the Spanish Security Trustee that (i) the Joining Party is an Affiliate of Spanish OpCo, (ii) all of the conditions required to be satisfied pursuant to Clause 12 (Additional Lessees) of the Lease in respect of the Joining Party becoming a Lessee thereunder have been satisfied, and (iii) all of the representations and warranties contained in Clause 7 (Certain Representations and Warranties) of the Lease with respect to the Lessees are true and correct as applied to the Joining Party as of the date hereof.
2.     From and after the date hereof, the Joining Party hereby agrees to assume all of the obligations of a Lessee under the Lease and agrees to be bound by all of the terms, covenants and conditions therein.
3.     By its execution and delivery of this Joinder, the Joining Party hereby becomes a Lessee for all purposes under the Lease. By its execution and delivery of this Joinder, Spanish FleetCo and the Spanish Security Trustee each acknowledges that the Joining Party is a Lessee for all purposes under the Lease.
4.    This Joinder shall be governed by and construed in accordance with the laws of Spain. With respect to any suit, action, dispute or proceedings relating to this Agreement, each party hereto irrevocably submits to the exclusive jurisdiction of the courts of first instance and agree that the courts of the city of Madrid are the most appropriate and convenient courts to settle any suit, action, dispute or proceedings and accordingly no party will argue to the contrary. The foregoing is for the benefit of the Spanish Security Trustee only. As a result, the Spanish Security Trustee shall not be prevented from taking proceedings relating to any suit, action, dispute or proceedings in any other courts with jurisdiction. To the extent permitted by law, the Spanish Security Trustee may take concurrent proceedings in any number of jurisdictions.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the day and year first above written.

[Name of Joining Party]
By:        _________________________________
Name:        ___________________________
Title:        ____________________________

Address:     ____________________________
Attention:     ___________________________
Telephone:     __________________________
Facsimile:     ___________________________

Accepted and Acknowledged by:

STUURGROEP FLEET (NETHERLANDS) B.V., SUCURSAL EN ESPAÑA
By:        ________________________________
Name:        __________________________
Title:        ___________________________

STUURGROEP FLEET (NETHERLANDS) B.V.
By:        ________________________________
Name:        __________________________
Title:        ___________________________

HERTZ DE ESPAÑA, S.L.U.
By:    ___________________________________
Name:        __________________________
Title:        ___________________________

SIGNED for and on behalf of
BNP PARIBAS TRUST CORPORATION UK LIMITED
as Spanish Security Trustee

Signed by:________________________________________________
Title:

Signed by:________________________________________________
Title:

EXHIBIT A

FORM OF LESSEE RESIGNATION NOTICE
[_]
Stuurgroep Fleet (Netherlands) B.V., Sucursal en España, as Lessor and Hertz de España, S.L.U., as Servicer

Re: Lessee Termination and Resignation
Ladies and Gentlemen:
Reference is hereby made to the Spanish Master Lease and Servicing Agreement, dated as of 25 September 2018 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Spanish Master Lease”), among Stuurgroep Fleet (Netherlands) B.V., as Dutch FleetCo, Spanish FleetCo, as Lessor, Hertz de España, S.L.U. (“Spanish OpCo”), as a Lessee and as Servicer, those affiliates of Hertz from time to time becoming Lessees thereunder (together with Spanish OpCo, the “Lessees”) and BNP Paribas Trust Corporation UK Limited as Spanish Security Trustee. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Spanish Master Lease.
Pursuant to Clause 26 (Lessee Termination and Resignation) of the Spanish Master Lease, [_] (the “Resigning Lessee”) provides Spanish FleetCo, as Lessor, and Spanish OpCo, as Servicer, irrevocable, written notice that such Resigning Lessee desires to resign as “Lessee” under the Spanish Master Lease.
Nothing herein shall be construed to be an amendment or waiver of any requirements of the Spanish Master Lease.

[Name of Resigning Lessee]

By:    _________________________________
Name:    _________________________________
Title:    _________________________________

SCHEDULE I

Common Terms of Motor Third Party Liability Cover

Part A
Non-vitiation endorsement
The Insurer undertakes to each Insured that this Policy will not be invalidated as regards the rights and interests of each such Insured and that the Insurer will not seek to avoid or deny any liability under this Policy because of any act or omission of any other Insured which has the effect of making this Policy void or voidable and/or entitles the Insurer to refuse indemnity in whole or in any material part in respect of any claims under this Policy as against such other Insured. For the purposes of this clause only “Insured” shall not include any “Authorised Driver”.

Part B
Severability of interest
The Insurer agrees that cover hereunder shall apply in the same manner and to the same extent as if individual policies had been issued to each Insured, provided that the total liability of the Insurers to all of the Insureds collectively shall not exceed the sums insured and the limits of indemnity (including any inner limits set by memorandum or endorsement stated in this Policy).

Part C
Notice of non-payment of premium to be sent to the Spanish Security Trustee
No cancellation unless thirty (30) days’ notice.
In the event of non-payment of premium, this Policy may at the sole discretion of the Insurer be cancelled by written notice to the Insureds and [●] [or replacement Spanish Security Trustee], stating when (not less than thirty (30) days thereafter) the cancellation shall be effective. Such notice of cancellation shall be withdrawn and shall be void and ineffective in the event that premium is paid by or on behalf of any of the Insureds prior to the proposed cancellation date.
Notices
The address for delivery of a notice to [●] [or replacement Spanish Security Trustee] will be as follows:
Address:
Tel:
Fax:
Email:
Attention:

SCHEDULE II

Insurance Broker Letter of Undertaking

Part A
Public/Product Liability Cover
To: [Lessor and the Spanish Security Trustee]
Dear Sirs
Letter of Undertaking
HERTZ DE ESPAÑA, S.L.U. (the “Company”)
1.    We confirm that the Public/Product Liability Cover providing protection against public and product liability in respect of Vehicles has been effected for the account of the Company, Stuurgroep Fleet (Netherlands) B.V., Sucursal en España and BNP Paribas Trust Corporation UK Limited.
2.    We confirm that such Public/Product Liability Cover is in an amount which would be considered to be reasonably prudent in the context of the vehicle rental industry.
3.    We confirm that such Public/Product Liability Cover is in full force and effect as of the date of this letter. The current policy will expire on [●] unless it is cancelled, terminated or liability thereunder is fully discharged prior to that date.

This letter shall be governed by Spanish law.

Yours faithfully

…………………………………………..
Date: [●]

Part B
Motor Third Party Liability

To: [Lessor]
Dear Sirs
Letter of Undertaking
HERTZ DE ESPAÑA, S.L.U. (the “Company”)
1.    We confirm that the Motor Third Party Liability Cover providing protection which is required as a matter of law, including providing protection against (i) liability in respect of bodily injury or death caused to third parties, and (ii) loss or damage to property belonging to third parties, in each case arising out of the use of any Vehicle has been effected for the account of the Company, Stuurgroep Fleet (Netherlands) B.V., Sucursal en España, and to the extent that each or either of the aforementioned parties are required to do so as a matter of law in the jurisdiction in which each or either of them or a Vehicle is located, for any other Person.
2.    We confirm that such Motor Third Party Liability Cover is in an amount which is at or above any applicable minimum limits of indemnity/ liability required as a matter of law or (if higher) which would be considered to be reasonably prudent in the context of the vehicle rental industry.
3.    We confirm that such Motor Third Party Liability Cover is in full force and effect as of the date of this letter. The current policy will expire on [●] unless it is cancelled, terminated or liability thereunder is fully discharged prior to that date.
This letter shall be governed by Spanish law.

Yours faithfully

…………………………………………..
Date: [●]

SCHEDULE III
Required Contractual Criteria for Vehicle Purchasing Agreements

1PROVISIONS TO BE APPLIED TO ALL VEHICLE PURCHASING AGREEMENTS TO BE ENTERED INTO BY SPANISH FLEETCO
Each Vehicle Purchasing Agreement will in substance satisfy the following contractual requirements:
1.1Parties
Vehicle Purchasing Agreements to which Spanish FleetCo is a party may include contractual terms permitting the accession of Spanish OpCo (or another Affiliate of The Hertz Corporation other than Spanish FleetCo) as an additional purchaser/seller.
If any Vehicle Purchasing Agreement provides that Spanish OpCo (or any other Affiliate of The Hertz Corporation other than Spanish FleetCo) may purchase/sell Vehicles in accordance with the terms of such Vehicle Purchasing Agreement, the obligations of Spanish FleetCo and Spanish OpCo (or other Affiliate of The Hertz Corporation other than Spanish FleetCo, as applicable) under that Vehicle Purchasing Agreement will in all cases need to be several, and provide that Spanish FleetCo will not have any liability for the obligations of Spanish OpCo (or such other Affiliate of The Hertz Corporation, as applicable).
Alternatively, existing Vehicle Purchasing Agreements to which Spanish OpCo (or other Affiliate of The Hertz Corporation other than Spanish FleetCo) is a party may be amended to provide that Spanish FleetCo may accede to such Vehicle Purchasing Agreements (satisfying the Spanish Required Contractual Criteria) and that Spanish FleetCo will not have any liability for the obligations of Spanish OpCo (or other Affiliate of The Hertz Corporation).
1.2Separate obligations
Each Vehicle Purchasing Agreement will satisfy the following criteria:
(a)Spanish FleetCo shall not under any circumstances have any liability for the obligations of Spanish OpCo (in its capacity as guarantor, purchaser of vehicles or otherwise) thereunder; and
(b)to the extent that Spanish OpCo (or any other Affiliate of The Hertz Corporation other than Spanish FleetCo) enters into or is a party to any other Vehicle Purchasing Agreements with the same Manufacturer/Dealer (each such Vehicle Purchasing Agreement to which Spanish OpCo or other Affiliate of The Hertz Corporation other than Spanish FleetCo is a party being a “Spanish OpCo Specific Agreement”), Spanish FleetCo shall not under any circumstances have any liability for the obligations of Spanish OpCo (or such other Affiliate of The Hertz Corporation, as the case may be) under such Spanish OpCo Specific Agreement.
1.3Volume Rebates etc.
A Vehicle Purchasing Agreement may provide that any bonus payment or other amount (howsoever described) payable or to be made available by a Manufacturer/Dealer as a result of Spanish FleetCo (or Spanish FleetCo and/or Spanish OpCo (and/or any other relevant Affiliate of The Hertz Corporation) under such Vehicle Purchasing Agreement and/or any Spanish OpCo Specific Agreement, as applicable) meeting any minimum vehicle purchase level in that relevant year, be payable to or for the account of Spanish OpCo (rather than Spanish FleetCo). For the avoidance of doubt, Spanish FleetCo may however take the benefit of reductions applied to purchase prices applicable to vehicles as a result of any such minimum vehicle purchase levels being reached.

Notwithstanding the foregoing where a Vehicle Purchasing Agreement provides that in the event that any minimum vehicle purchase level in the relevant year is not met:
(a)any bonus, payment, benefit or reductions applied to purchase prices on Vehicles purchased by Spanish FleetCo or other amount (howsoever described) is recoverable by or repayable to a Manufacturer y/Dealer; or
(b)any penalty or other amount (howsoever described) is payable to such Manufacturer/Dealer, such Vehicle Purchasing Agreement shall provide that, in each case, such amounts will only be reclaimed from, payable by, or otherwise recoverable from Spanish OpCo or another Affiliate of The Hertz Corporation other than Spanish FleetCo.
1.4Confidentiality and public disclosure of terms of Vehicle Purchasing
Each Vehicle Purchasing Agreement will need to be disclosed to the Spanish Security Trustee and possibly other Enhancement Providers.
1.5Non-petition
Each Vehicle Purchasing Agreement will contain an irrevocable and unconditional covenant or undertaking given by the relevant Manufacturer/Dealer that such Manufacturer/Dealer shall not be entitled and shall not initiate or take any step in connection with:
(a)liquidation, bankruptcy or insolvency (or any similar or analogous proceedings or circumstances) of Spanish FleetCo; or
(b)the appointment of an insolvency officer in relation to Spanish FleetCo or any of its assets whatsoever, provided that, to the extent that a Vehicle Purchasing Agreement provides that such covenant or undertaking will terminate upon a given date, such date shall be no earlier than the date falling one year and one day after the Legal Final Payment Date.
1.6Limited recourse
Each Vehicle Purchasing Agreement will contain an irrevocable covenant or undertaking given by the relevant Manufacturer/Dealer that such Manufacturer/Dealer shall not be entitled to, and shall not, initiate or take any step in connection with the commencement of legal proceedings (howsoever described) to recover any amount owed to it by Spanish FleetCo under the relevant Vehicle Purchasing Agreement; this covenant will be unconditional except that the relevant Manufacturer/Dealer may commence legal proceedings to the extent that the only relief sought against Spanish FleetCo pursuant to such proceedings is the re-possession of relevant Vehicle(s) pursuant to applicable retention of title provisions provided for under the relevant Vehicle Purchasing Agreement, provided that, to the extent that a Vehicle Purchasing Agreement provides that such covenant or undertaking will terminate upon a given date, such date shall be no earlier than the date falling one year and one day after the Legal Final Payment Date.
2PROVISIONS TO BE APPLIED TO ALL MANUFACTURER PROGRAMS TO BE ENTERED INTO BY A FLEETCO
Each Manufacturer Program will in substance satisfy the following additional contractual requirements:
2.1Assignment and transfers
Each Manufacturer Program will contain terms that permit Spanish FleetCo to assign by way of security or pledge any of its rights under such agreement to the Spanish Security Trustee.

Any such right to grant security to the relevant Spanish Security Trustee must be unrestricted. Unless pursuant to an Intra-Group Transfer (as defined below) by a Manufacturer (which shall not require consent from Spanish FleetCo), each Manufacturer Program will provide that the Manufacturer/Dealer may not assign, transfer or novate its obligations under such agreement without the prior written consent of Spanish FleetCo. Spanish FleetCo shall not provide such consent unless the Manufacturer/Dealer enters into a guarantee materially in the form set out in Schedule 3 (Draft Transfer and Guarantee Language to be included in Pro Forma Manufacturer Programs) or accepts joint and several liability in respect of the transferred obligations substantially on the terms set out in Schedule IV (Draft Transfer and Joint and Several Liability Language to be included in Pro Forma Manufacturer Programs). For the purposes hereof, an “Intra-Group Transfer” means an assignment, transfer or novation by a Manufacturer of its obligations under a Manufacturer Program to an Affiliate of such Manufacturer which would satisfy the definition of “Investment Grade Manufacturer” upon such Affiliate becoming a Manufacturer. For the avoidance of doubt, Manufacturers/Dealers may assign their rights under Manufacturer Programs without the prior written consent of Spanish FleetCo.
2.2Set-off
Each Manufacturer Program will provide that the Manufacturer/Dealer expressly waives (to the extent that it is able to do so under applicable law) any right that it would otherwise have under such Manufacturer Program or under applicable law to set-off (i) any amount of unpaid purchase price owed to such Manufacturer/Dealer by Spanish FleetCo in relation to Vehicles ordered by (but not delivered to) Spanish FleetCo by such Manufacturer/Dealer under that Manufacturer Program, against (ii) amounts owed by the Manufacturer/Dealer to Spanish FleetCo under such Manufacturer Program, provided that, each Vehicle Purchasing Agreement entered into or renewed on or after the Closing Date will provide that the Manufacturer /Dealer expressly waives (to the extent that it is able to do so under applicable law) any right that it would otherwise have under such Vehicle Purchasing Agreement or under applicable law to set-off (i) any amount of unpaid purchase price owed to such Manufacturer/Dealer by Spanish FleetCo under that Vehicle Purchasing Agreement, against (ii) amounts owed by the Manufacturer/Dealer to Spanish FleetCo under that Manufacturer Program or any other Vehicle Purchasing Agreement, save and except in relation to any Manufacturer Program with Daimler AG, Seat, S.A., Volkswagen Group España Distribución, S.A. and/or any of their respective Affiliates or successors or any corporation into which such entities may be merged or converted or with which they may be consolidated or any corporation resulting from any merger, conversion or consolidation of such entities (the “Non-Accepting Entities”) or any Dealers or agents (or Affiliates or successors thereof) selling Vehicles manufactured or purchased from the Non-Accepting Entities if such Manufacturer Programme does not provide for waiver of set-off in accordance with paragraph 2.2 (Set-off) hereof, in which case such amounts may be reclaimed from, payable by, or otherwise recoverable from Spanish FleetCo.
Notwithstanding the foregoing the Manufacturer/Dealers will be entitled to set off any amount owed by Spanish FleetCo in respect of turn-back related damages against any amount of Repurchase Price owed by it to Spanish FleetCo. The Servicer shall use reasonable efforts to procure that each Manufacturer Program will provide that the Manufacturer/Dealer expressly waives all rights to set-off (however arising and whether at law or in equity) any amount:
(a)owed to it by Spanish OpCo under such Manufacturer Program; or
(b)owed to it by Spanish OpCo (or any other Affiliate of The Hertz Corporation other than Spanish FleetCo) under any other agreement (including any Spanish OpCo Specific Agreement), in any such case against amounts owed by the Manufacturer/Dealer to Spanish FleetCo under the relevant Manufacturer Program.

2.3Manufacturer’s/Dealer’s obligations to be ‘unconditional’
No Manufacturer Program may contain terms that provide that the Repurchase Obligations of the Manufacturer/Dealer are conditional in any respect other than, in relation to (a) a force majeure event1 or (b) compliance with applicable turn-back procedures (including any Program Minimum Term or Program Maximum Term) and/or (c) turn-back standards in relation to the condition of the relevant Vehicle. For the avoidance of doubt, no Manufacturer Program may provide that the obligations of the Manufacturer/Dealer thereunder are conditional upon:
(a)any minimum number of Vehicles being purchased (i) by Spanish FleetCo under such Manufacturer Program; and/or (ii) by Spanish OpCo or any other Person under such Manufacturer Program or any Spanish OpCo Specific Agreement; or
(b)the solvency of Spanish FleetCo; or
(c)the solvency of any other Affiliate of The Hertz Corporation other than Spanish FleetCo.
2.4Termination provisions
To the extent that a Manufacturer/Dealer requires express termination provisions to be included in any Manufacturer Program, such Manufacturer Program may provide that a Manufacturer/Dealer is entitled (upon expiry of a predetermined notice period or otherwise) to terminate such agreement before its scheduled expiry date upon the occurrence of certain events (e.g. liquidation, bankruptcy, insolvency, failure to pay, late payment, partial payment, breach or serious breach of obligations, or any similar or analogous events); provided always that the Manufacturer/Dealer shall not under any circumstances have the right to terminate its obligations (subject to and in accordance with any eligibility criteria and Programme Minimum Term or Programme Maximum Term) to repurchase (or, if applicable to perform its guaranteed obligations thereunder) in respect of any Vehicle shipped to Spanish FleetCo or its order prior to the termination of such Manufacturer Program.
2.5Retention of title in favour of Spanish FleetCo
The Manufacturer Program entered into with the Top Two Non-Investment Grade Manufacturers will, where credit terms are made available to the relevant Manufacturer/Dealer (in relation to the payment by it of applicable repurchase prices for Vehicles) provide that title to the relevant Vehicle will remain with Spanish FleetCo until the sale proceeds are received by Spanish FleetCo. In practice Spanish FleetCo may return the registration documents for a Vehicle when it is turned back to such Top Two Non-Investment Grade Manufacturers.
1 For these purposes, a 'force majeure event' will be constituted by any event which (a) was not foreseen by the parties, (b) is outside their control and could not have been avoided by taking due care or by compliance in all material respects with obligations under the VPA and (c) prevents performance of the obligations of one or more parties under the contract.

SCHEDULE IV

Draft Transfer and Joint and Several Liability Language to be included in Pro Forma Manufacturer Program
This should be included in each relevant pro forma Manufacturer Program, and should be adapted to the relevant Manufacturer Program. This language should only be used where the Existing Supplier agrees to be jointly and severally liable with the New Supplier. Local counsel should be consulted to ensure that it is duly executed and complies with the applicable law.
1TRANSFERS BY THE SUPPLIER
The Supplier (the “Existing Supplier”) may transfer by means of take-over of contract (contractsoverneming) (the “Transfer”) to another entity which has all consents and approvals required in order to perform its obligations under this Agreement (the “New Supplier”) all of its rights and obligations with regard to all or any of the vehicles subject of this Agreement as shall be specified (the “Relevant Vehicles”).
1.1Conditions of transfer
A Transfer will not be effective unless FleetCo receives in compliance with paragraph 1.2 (Procedure for transfer) and at least 2 (two) Business Days before the date on which the Transfer is intended to take effect (the “Transfer Date”):
(a)notification from the Existing Supplier of the name and contact details of the New Supplier;
(b)acknowledgment from the New Supplier of its agreement to be bound by the terms of this Agreement including, without limitation, the Required Contractual Criteria;
(c)acknowledgment that in no event will Spanish FleetCo be required to deliver any Relevant Vehicle to the New Supplier or its agent outside Spain;
(d)a duly completed and executed acknowledgment of joint and several liability substantially in the form set out in Annex 2 (the “Acknowledgment”) from the Existing Supplier and the New Supplier.
1.2Procedure for transfer
(a)Subject to conditions set out in paragraph 1.1 (Conditions of transfer) a Transfer shall be effected in accordance with sub-paragraph (b) below not less than 2 (two) Business Days following receipt by FleetCo of a duly completed transfer certificate substantially in the form set out in Annex 1 (the “Transfer Certificate”) delivered to it by the Existing Supplier and the New Supplier.
(b)On the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Supplier seeks to transfer its rights and obligations under this Agreement in respect of the Relevant Vehicles, each of FleetCo and the Existing Supplier shall be released from further obligations towards one another in respect of the Relevant Vehicles under this Agreement and their respective rights against one another under this Agreement in respect of the Relevant Vehicles shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)each of Spanish FleetCo and the New Supplier shall assume obligations towards one another and/or acquire rights against one another which shall be the same as the Discharged Rights and Obligations insofar as Spanish FleetCo and the New Supplier have assumed and/or acquired the same in place of FleetCo and the Existing Supplier; and
(iii)the New Supplier shall become a party to the New Agreement.

1.3Definitions
In this paragraph and in the Transfer Certificate the following words shall bear the following meaning:
“Business Day” means any day (other than a Saturday or Sunday) when commercial banks are open for general business in Spain;
“New Agreement” means this Agreement as it shall apply to the New Supplier pursuant to paragraph 1;
“Repurchase Obligations” means the obligations of the Supplier to re-purchase from Spanish FleetCo, at the applicable Repurchase Price, Relevant Vehicles in accordance with the terms of the Agreement; and
“Repurchase Price” means the purchase price or other consideration payable by the Supplier to Spanish FleetCo for the re-purchase by the Supplier of any Relevant Vehicles.

Annex 1

Form of Transfer Certificate

To:    Stuurgroep Fleet (Netherlands) B.V., Sucursal en España and Hertz de España, S.L.U.
From:    [The Existing Supplier] (the “Supplier”) and [The New Supplier] (the “New Supplier”)
Dated:    [Date]
Stuurgroep Fleet (Netherlands) B.V., Sucursal en España - Agreement dated [•] (the “Agreement”)

1We refer to the Agreement. This is a Transfer Certificate as defined in Sub-Clause 1.2 of the Agreement and constitutes a deed of take-over of contract (akte van contractsoverneming). Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2We refer to paragraph 1.2 (Procedure for transfer):
(a)In accordance with paragraph 1.2 (Procedure for transfer), the Existing Supplier hereby transfers by means of take-over of contract (contractsoverneming) to the New Supplier, which transfer is hereby accepted by the New Supplier, all of the Existing Supplier’s rights and obligations relating to [the following vehicles set out below] (the “Relevant Vehicles”):
[Vehicle Registration Numbers]
OR
[all vehicles which have been or, as the case may be, which may be purchased by FleetCo under the Agreement (the “Relevant Vehicles”)]
(b)The proposed Transfer Date is the later of [•] or 2 (two) Business Days after the date you receive this Transfer Certificate.
(c)The address, telephone number, fax number and attention details for notices of the New Supplier are:
Address:    [Address]
Tel:        [Telephone]
Fax:        [Fax]
Attn:        [Name]

3The New Supplier expressly acknowledges its agreement to be bound by the terms of the Agreement including, without limitation, the provisions set out in Schedule III (Required Contractual Criteria for Vehicle Purchasing Agreements).
4This Transfer Certificate constitutes a deed of take-over of contract (akte van contractsoverneming).
5The New Supplier acknowledges that it will not transfer its obligations under the New Agreement without the prior written consent of FleetCo and the Existing Supplier.
6The New Supplier acknowledges that FleetCo will not be required, under any circumstances, to deliver any Relevant Vehicle to the New Supplier or its agent outside Spain.
7This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
8This Transfer Certificate is governed by Spanish law.

[Existing Supplier]            [New Supplier]
By:                    By:
For co-operation (medewerking) to the above transfers of contract:

Stuurgroep Fleet (Netherlands) B.V., Sucursal en España
___________________________________________
By:

Hertz de España, S.L.U.

___________________________________________
By:

Annex 2

Form of Acknowledgement of Joint and Several Liability

To:    Stuurgroep Fleet (Netherlands) B.V., Sucursal en España(“Spanish FleetCo”)
From:    [EXISTING SUPPLIER] (the “Existing Supplier”) and [NEW SUPPLIER] (the “New Supplier” and, together with the Existing Supplier, the “Co-Obligors”)
Date:    [date]

Stuurgroep Fleet (Netherlands) B.V., Sucursal en España — Agreement dated [date] (the “Agreement”)
1We refer to the Agreement. This is an Acknowledgment as defined in Sub-Clause [1.1(d)] of the Agreement. Terms defined in the Agreement have the same meaning in this Acknowledgment unless given a different meaning in this Acknowledgment.
2The Co-Obligors agree and acknowledge that they are jointly and severally liable for the due and punctual performance of each and every liability (whether arising in contract or otherwise) the New Supplier may now or hereafter have toward Spanish FleetCo under the terms of the Agreement. The Existing Supplier promises to pay to Spanish FleetCo from time to time and upon 2 (two) Business Days’ written notice all liabilities from time to time due and payable (but unpaid following a notice to the New Supplier of such fact) by the New Supplier under or pursuant to the Agreement or on account of any breach thereof.
3Spanish FleetCo may take action against, or release or compromise the liability of, either Co-Obligor, or grant time or other indulgence, without affecting the liability of the other Co-Obligor under paragraph 2 above. Spanish FleetCo may take action against the Co-Obligors together or such one or more of them as Spanish FleetCo shall think fit.
4The obligations of each Co-Obligor contained in this Acknowledgment in paragraph 2 above and the rights, powers and remedies conferred in respect of that Co-Obligor upon Spanish FleetCo by this Acknowledgment shall not be discharged, impaired or otherwise affected by:
(i)the liquidation, winding-up, dissolution, administration or reorganisation of the other Co-Obligor or any change in its status, function, control or ownership;
(ii)any of the obligations of the other Co-Obligor under the Agreement being or becoming unenforceable in any respect;
(iii)time, waiver, release or other indulgence granted to the other Co-Obligor in respect of its obligations under the Agreement; or
(iv)any other act, event or omission which, but for this paragraph 4, might operate to discharge, impair or otherwise affect any of the obligations of the Existing Supplier contained in paragraph 2 above or any of the rights, powers or remedies conferred upon Spanish FleetCo under that paragraph 2.

5This Acknowledgement is governed by Spanish law.

[Existing Supplier]            [New Supplier]
By:                    By:

SCHEULE V
FORM OF POWER OF ATTORNEY

Poder General	Power of Attorney

En la ciudad de ________, el _____ de _____ 2018.	In the city of ________, on _____ _____ 2018.
(i)Dña. Maria José Porrero Valor, mayor de edad, de nacionalidad española, con domicilio profesional en Las Rozas (Madrid), calle José Echegaray, número 6, Edificio B-1, y titular de DNI número [*], en vigor, actuando en nombre y representación de Hertz de España, S.L.U., sociedad de responsabilidad limitada constituida y existente bajo las leyes de España, con domicilio social en calle Jacinto Benavente 2, Edificio B, 3ª planta, Las Rozas, Madrid (España) y número de identificación fiscal español (NIF) [*],

(i)Ms. Maria José Porrero Valor, of legal age, of Spanish nationality, with professional address in Las Rozas (Madrid), calle José Echegaray, número 6, Edificio B-1, and holder of Spanish Identity Number [*], in force, acting in the name and on behalf of Hertz de España, S.L.U., a limited liability company incorporated and existing under the laws of the Kingdom of Spain, wih registered office at calle Jacinto Benavente 2, Edificio B, 3ª planta, Las Rozas, Madrid (Spain) and Spanish Tax Id number (NIF) [*],

(i)Dña. Beatriz Díez Arranz, mayor de edad, de nacionalidad española con domicilio profesional en calle Serrano 41, 4º, 28001, Madrid, y titular de DNI número [*], en vigor, actuando en nombre y representación de Intertrust (Spain), S.L. sociedad de responsabilidad limitada constituida y existente bajo las leyes de España, con domicilio social en Calle Serrano 41, 4º, 28001 Madrid, España, con número de identificación fiscal español (NIF) [*] e inscrito en el Registro Mercantil de Madrid al Tomo: 8.524, Libro: 0, Folio: 1, Sección: 8 y Hoja: M-137331, inscripción primera,

(i)Ms. Beatriz Díez Arranz, of legal age, of Spanish nationality, with professional address in calle Serrano 41, 4º, 28001, Madrid and holder of Spanish Identity Num[*], in force, acting in the name and on behalf of Intertrust (Spain), S.L. a company incorporated under the laws of Spain, having its seat and its place of business at Calle Serrano 41, 4º, 28001 Madrid, Spain, with Tax ID number [*], and registered in the Trade Register of Madrid at Volume: 8.524, Book: 0, Folio: 1, Section: 8 and File: M-137331, 1st Inscription,

ambos a su vez actuando en nombre y representación de Stuurgroep Fleet (Netherlands) B.V., Sucursal en España, sucursal válidamente constituida y existente de acuerdo con las leyes de España, inscrita en el Registro Mercantil de Madrid al Tomo 37748, folio M-672439, Hoja 1, con domicilio social en calle Jacinto Benavente 2, edificio B, 3ª planta, Las Rozas, Madrid (España) (en adelante, la “Poderdante”) en su condición de representantes permanentes mancomunados, por el presente otorgan un poder general tan amplio y suficiente como sea legalmente necesario en favor de:

both in turn acting in the name and on behalf of Stuurgroep Fleet (Netherlands) B.V., Spanish Branch, a branch validly incorporated and existing under the laws of Spain, registered with the Commercial Registry of Madrid under Volume 37748, sheet M-672439, Page 1, whose registered office is at calle Jacinto Benavente 2, edificio B, 3ª planta, Las Rozas, Madrid (Spain) (the “Grantor”); in their capacity as joint permanent representatives, hereby grant a power of attorney as wide and sufficient as may be required by law in favour of:

1.Hertz de España, S.L.U., sociedad de responsabilidad limitada constituida y existente bajo las leyes de España, con domicilio social en calle Jacinto Benavente 2, Edificio B, 3ª planta, Las Rozas, Madrid (España) y número de identificación fiscal español (NIF) [*]

1.Hertz de España, S.L.U., a limited liability company incorporated and existing under the laws of the Kingdom of Spain, wih registered office at calle Jacinto Benavente 2, Edificio B, 3ª planta, Las Rozas, Madrid (Spain) and Spanish Tax Id number [*]

(en adelante, el “Apoderado”), para que, por sí solo, actuando indistinta y solidariamente, pueda ejercitar las facultades y llevar a cabo las actuaciones contenidas en este poder en nombre y representación de la Poderdante, en los términos y condiciones que el Apoderado estime convenientes, incluso incurriendo en multirepresentación, autocontratación, o conflicto de intereses, en el marco del contrato denominado “Spanish Master Lease and Servicing Agreement” suscrito el 25 de Septiembre de 2018 por Stuurgroep Fleet (Netherlands) B.V., la Poderdante, Hertz de España, S.L.U. y cualquier entidad vinculada con Hertz de España, S.L.U. que se convierta en un "Arrendatario" de conformidad con los términos del “Spanish Master Lease and Servicing Agreement” (el “Contrato”)

(hereinafter the “Attorney”), so that it may exercise the powers and carry out any of the actions in this power of attorney in the name and on behalf of the Grantor on the terms and conditions that the Attorney may deem appropriate, even if that involves multiple representation, self-dealing, or conflicts of interest, in the context of the so called agreement “Spanish Master Lease and Servicing Agreement” entered into on 25 September 2018 by Stuurgroep Fleet (Netherlands) B.V., the Grantor, Hertz de España, S.L.U. and any affiliate of Hertz de España, S.L.U. that becomes a “Lessee” under and pursuant to the terms of the Spanish Master Lease and Servicing Agreement (the “Agreement”)

1.Suscribir cualesquiera contratos de arrendamiento de vehículos y realizar cualesquiera actuaciones relacionadas con el arrendamiento, en particular pero sin limitación alguna:	1.Execute any vehicle lease agreements and take any actions related with these leases, in particular, but not limited to;
a)actuar como agente en el marco la devolución o disposición de los vehículos arrendados;	a)act as agent as part of the return or disposal of the leased vehicles;

a)gestionar y organizar la devolución o disposición de los vehículos arrendados, incluyendo, sin limitación alguna su transporte a otras instalaciones;	a)arrange and manage the return or disposal of leased vehicles, including but not limited to their transportation to other premises;
a)Organizar la disposición de los vehículos;	a)Arrange the disposal of the vehicles:
a)preparar y entregar todo tipo de documentación firmada de transferencia de los vehículos arrendados, informes firmados sobre el estado de los vehículos y declaraciones firmadas del odómetro, entre otros;
a)prepare and deliver all kinds of signed leased vehicle transfer documents, signed vehicle condition reports and signed odometer statements, among others;
a)calcular cualesquiera importes relativos al arrendamiento de vehículos, así como preparar y entregar informes sobre dichas cantidades, incluyendo, sin limitación alguna los costes de depreciación, las rentas, las cantidades pagaderas por siniestros, los pagos predeterminados, los pagos por devolución anticipada, las cantidades de redesignación, cantidades de actualización de supuestos de depreciación, los valores residuales asumidos, los costes capitalizados, la depreciación acumulada y el valor contable neto;

a)calculate any sums relating to the rental of vehicles, as well as prepare and deliver reports on those sums, including, but not limited to, depreciation charges, rental costs, sums payable for claims, special default payment amounts, early return payment amounts, redesignation amounts, depreciation assumption true-up amounts, accepted residual values, capitalized costs, accumulated depreciation and net book value;

a)administrar y mantener los vehículos arrendados, incluyendo la realización de los pagos directos que resulten necesarios, depositando los ingresos de venta recibidos y proporcionando el informe de mantenimiento, de acuerdo con los términos del contrato de arrendamiento y mantenimiento;

a)         administer and maintain the leased vehicles, including the making of direct payments as are necessary, depositing the sales revenues received and providing the maintenance report, in accordance with the terms of the lease and maintenance agreement;

a)llevar a cabo, directa o indirectamente, todas las acciones en conexión con los deberes de mantenimiento y administración de los vehículos que el Apoderado considere necesarias o convenientes para cumplir con dichos deberes, siempre que no afecten negativamente de forma material los intereses de la Sociedad: y

a)carry out, directly or indirectly, all actions in connection with duties of maintenance and administration of the vehicles that the Attorney considers necessary or desirable to fulfil those duties, provided that these do not have a material adverse effect on the Company’s interests; and

a)Crear, mantener y a poner a disposición de terceros registros con información sobre los vehículos arrendados, sobre la delegación de poderes en favor de cualesquiera sub-prestadores de servicios y sobre cualquier otro tipo de información de acuerdo con lo establecido en el Contrato.

a)Create, maintain and make records available to third parties with information regarding the leased vehicles, the delegation of powers to any “Sub-servicer” and with respect to any other type of information in accordance with the provisions of the Agreement.

1.	1.
1.Administrar, cobrar y autorizar el cobro de cualesquiera importes adeudados a la Poderdante en relación con el Contrato.	1.Administer, collect and authorize collection of any amounts receivable by the Grantor in the context of the Agreement.
1.	1.
1.Rendir, ajustar, compensar y conformar saldos y cuentas, aprobándolas o impugnándolas. Convenir, fijar y finiquitar saldos.	1.Yield, adjust, setoff and certify balances and accounts, approving or challenging them. Agree, fix and settle balances.
1.	1.
1.Celebrar todos los contratos de naturaleza comercial o mercantil que sean apropiados en relación con las obligaciones establecidas en el Contrato, tanto con terceros independientes como con sociedades del Grupo o empresas asociadas al mismo, y que entrañen obligaciones de prestar o recibir servicios, obligaciones de hacer o de no hacer, que supongan prestaciones de tracto único o de tracto sucesivo, y con facultad para suscribir toda clase de documentos públicos o privados necesarios para la validez, exigibilidad y cumplimiento de los contratos firmados, y con plenos poderes para negociar las estipulaciones y términos de tales contratos, con independencia de su clase, así como para modificar o resolver cualquiera de las relaciones contractuales comerciales o mercantiles mencionadas.

1.Enter into all contracts of a commercial or mercantile nature as in relation with the obligations established in the Agreement, either with independent third parties or with group companies or associated companies, and perform or receive services, obligations to do or to refrain from doing, involving a one-time performance or continuous performance, with authority to sign all types of public or private documents required for the validity, enforceability and performance of the agreements signed, and with full powers to negotiate the provisions and terms of the contracts, regardless of their category, and to modify or terminate those commercial or mercantile contractual relationships.

1.	1.
1.Suscribir cualquier contrato o documento, público o privado, que el Apoderado considere necesario o conveniente en relación con el Contrato, así como llevar a cabo cuantos actos conexos o convenientes para el completo cumplimiento del mandato recibido por la Otorgante en relación con el Contrato.

1.To enter into any and all agreements or documents, whether public or private, that the Attorney may deem necessary or convenient in relation to the Agreement, and to carry out any other related or complementary actions which are necessary or advisable for the complete fulfilment of the mandate received by the Grantor in connection with the Agreement.

1.	1.

1.Delegar todas o parte de las facultades antes mencionadas en cualquier persona que se considere apropiada.	1.Delegate the whole or part of the above powers to all persons deemed appropriate.
(i)Conceder las autorizaciones que se consideren necesarias para conferir todas o parte de las facultades enumeradas en este documento.	(i)Grant the authorizations deemed appropriate to confer all or part of the powers enumerated in this document.
(i)Revocar, en todo o en parte, las delegaciones efectuadas y/o las facultades conferidas de acuerdo con el presente documento.	(i)Revoke, in full or in part, the delegations made and/or powers granted by virtue of this document.

La Poderdante se compromete a indemnizar al Apoderado por cualquier coste, reclamación, gasto y responsabilidad en que el Apoderado, o cualquiera de sus representantes, incurran en relación con cualquier actuación conforme a ley realizada por cualquiera de ellos en virtud del presente Poder, excepto en caso de negligencia grave y dolo.

The Grantor hereby undertakes to indemnify the Attorney against all costs, claims, expenses and liabilities incurred by the Attorney, or any of their representatives, in connection with anything lawfully done by any of them pursuant to this Power of Attorney, except in case of gross negligence or wilful misconduct.

A petición de la Poderdante el Apoderado proporcionará a la Poderdante cualquier documento firmado (o cualquier información que la Poderdante pueda razonablemente solicitar en cada momento) en relación con el presente Poder.

Upon request by the Grantor the Attorney will provide the Grantor with any signed document (or other information which the Grantor may reasonably request from time to time) in relation to this power of attorney

El presente Poder se regirá e interpretará de acuerdo con las leyes comunes de España y los Juzgados y Tribunales de España tendrán exclusiva jurisdicción para dirimir cuantas cuestiones pudieran derivarse del presente Poder.
This Power of Attorney shall be governed by the laws of Spain and the Spain Courts shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

El presente Poder estará en vigor por un periodo de cinco (5) años desde la fecha indicada en el encabezamiento, salvo que sea revocado con anterioridad de conformidad con los términos del presente Poder.
This power of attorney shall be in force for a period of five (5) years from the date of the execution hereof, unless revoked at an earlier date in accordance with the terms of this power of attorney.

El presente Poder podrá ser revocado por escrito en cualquier momento por la Poderdante.	This Power of Attorney may be revoked at any time by the Grantor provided such revocation is in writing.
En testimonio de lo cual, se otorga este poder especial en el lugar y fecha indicados en el encabezamiento.	In witness whereof, this special power of attorney is duly granted on the date and place set out at the beginning of this document.

Firma /Signature	Firma /Signature

__________________________
Dña. Maria José Porrero Valor, en nombre y representación de Hertz de España, S.L.U., en su condición de representante permanente mancomunado de Stuurgroep Fleet (Netherlands) B.V., Sucursal en España

__________________________
Ms. Maria José Porrero Valor, in the name and on behalf of Hertz de España, S.L.U., in its capacity as joint permanent representative of Stuurgroep Fleet (Netherlands) B.V., Sucursal en España

__________________________
Dña. Beatriz Díez Arranz, en nombre y representación de Intertrust (Spain), S.L., en su condición de representante permanente mancomunado de Stuurgroep Fleet (Netherlands) B.V., Sucursal en España

__________________________
Ms. Beatriz Díez Arranz, in the name and on behalf of Intertrust (Spain), S.L., in its capacity as joint permanent representative of Stuurgroep Fleet (Netherlands) B.V., Sucursal en España

SCHEDULE VI

Draft Intra-Group Vehicle Purchasing Agreement

_____________202[•]
STUURGROEP FLEET (NETHERLANDS) B.V., SUCURSAL EN ESPAÑA AND [•]
INTRA-GROUP VEHICLE PURCHASING AGREEMENT

THIS INTRA-GROUP VEHICLE PURCHASING AGREEMENT (this "Agreement") is made on [•] 202[•],
BETWEEN:
(1)    STUURGROEP FLEET (NETHERLANDS) B.V., SUCURSAL EN ESPAÑA, Spanish branch of Dutch FleetCo incorporated and existing under the laws of Spain, whose registered office is at calle Jacinto Benavente, 2, Edificio B, 3ª planta, Las Rozas de Madrid, Madrid, Spain and registered with the Commercial Registry of Madrid under Volume 37748, Book M-672439, Folio 1 ("Spanish FleetCo" or the "Purchaser"); and
(2) [•],
("[•]" or the "Seller").]
The Seller and the Purchaser shall be hereinafter jointly referred to as the "Parties".
WHEREAS:
[•]
NOW THEREFORE IT IS HEREBY AGREED:
1SALE AND PURCHASE AND FURTHER UNDERTAKINGS
1.1.The Seller hereby sells to the Purchaser and the Purchaser hereby acquires from the Seller the vehicles identified in the Schedule to this Agreement (the "Vehicles").
1.2.From the moment of execution of this Agreement, title to the relevant Vehicle will automatically pass to the Purchaser.
1.3.The risk inherent to each Vehicle will pass to the Purchaser from the moment of the sale effected hereby.
1.4.The Parties hereby agree that the sale effected hereby is made on arm's length terms.
1.5.For the avoidance of doubt, the Purchaser shall have no liability in connection with the obligations of the Seller under this Agreement. The Seller undertakes to the Purchaser that if the Purchaser incurs any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses and any value added tax thereon) arising out of, in connection with or based on the sale effected hereby, the Seller shall indemnify the Purchaser an amount equal to the amount so incurred by the Purchaser within five Business Days of written demand.
2CONSIDERATION

The purchase price to be paid by the Purchaser to the Seller for the purchase of the Vehicles by the Purchaser under this Agreement shall be the Net Book Value (as determined under US GAAP) of the Vehicles sold under this Agreement (the "Purchase Price").
3REPRESENTATIONS AND WARRANTIES
3.1The Seller's Representations
The Seller warrants and represents to the Purchaser that as at the date of this Agreement:
3.1.1it is a legally incorporated entity and is duly authorised to enter into this Agreement and perform its obligations hereunder;
3.1.2the officer or attorney signing this Agreement on behalf of the Seller is duly authorised to do so, and no further approvals and/or authorisations are necessary from the relevant corporate bodies of the Seller for the Seller to enter into this Agreement and perform its obligations hereunder;
3.1.3no steps have been taken for its liquidation, dissolution, declaration of insolvency ("[•]") or analogous circumstance and no liquidator, administrator, receiver or analogous person has been appointed over its assets;
3.1.4it holds full legal title ("[•]") to the Vehicles;
3.1.5the Vehicles are freely transferrable and no charge, lien, security interest or other type of third party rights falls over the Vehicles, except for any rights that the Seller's customers may have as a result of the rental of the Vehicles from the Seller in the ordinary course of business; and
3.1.6the Vehicles are duly registered with the Registry of Vehicles and have the relevant documentation in order to validly circulate in [●].
3.2The Purchaser's Representations
The Purchaser warrants and represents to the Seller that as at the date of this Agreement:
3.2.1it is a legally incorporated entity and is duly authorised to enter into this Agreement and perform its obligations hereunder; and
3.2.2the officer or attorney signing this Agreement on behalf of the Purchaser is duly authorised to do so, and no further approvals and/or authorisations are necessary from the relevant corporate bodies of the Purchaser for the Purchaser to enter into this Agreement and perform its obligations hereunder.
4LIMITED RECOURSE

4.1The Seller may commence legal proceedings against the Purchaser to the extent that the only relief sought against the Purchaser pursuant to such proceedings is the re-possession by the Seller of the Vehicle in the event of non-payment by the Purchaser of the Purchase Price relating to a Vehicle.
4.2The Seller hereby covenants and undertakes that, other than as specified in paragraph 4.1 above, the Seller shall not be entitled to and shall not initiate or take any step in connection with the commencement of legal proceedings (howsoever described) to recover any amount owed to it by the Purchaser hereunder.
5NON-PETITION
The Seller shall not be entitled to and shall not take any step-in connection with:
5.1.1The liquidation, bankruptcy or insolvency (or any similar or analogous proceedings or circumstances) of the Purchaser; or
5.1.2the appointment of an insolvency officer in relation to the Purchaser or any of its assets whatsoever.
6SET-OFF
Each Party hereto acknowledges and agrees that all amounts due under this Agreement shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).
7ASSIGNMENT
7.1Assignment by the Purchaser
The Purchaser may assign, pledge or transfer by way of security its rights under this Agreement to a security trustee or similar person appointed in relation to a finance transaction without restriction and without the need to obtain the consent of the Seller or any other person.
7.2Assignment by the Seller
The Seller may not assign, pledge, transfer or novate its obligations under this Agreement without the prior written consent of the Purchaser.
8SURVIVAL OF CERTAIN PROVISIONS
Clauses 4 (Limited recourse) and 5 (Non-petition) of this Agreement are irrevocable and shall remain in full force and effect notwithstanding the termination of this Agreement.
9GOVERNING LAW AND JURISDICTION
9.1Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Spain.

9.2Jurisdiction
With respect to any suit, action or proceedings relating to this Agreement, each party irrevocably submits to the exclusive jurisdiction of the courts of Madrid, Spain.
10COUNTERPARTS
This Agreement may be executed in one or more counterparts, and each such counterpart (when executed) shall be deemed an original. Such counterparts shall together constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties hereto, acting through their duly authorised representatives, have caused this Agreement to be executed and delivered on the date first above written.
SIGNATURE PAGE TO THE SALE AND PURCHASE AGREEMENT
The Purchaser
STUURGROEP FLEET (NETHERLANDS) B.V., SUCURSAL EN ESPAÑA
By: ______________________________
Name:
Title:
The Seller
[•]
By: ______________________________
Name:
Title:

Schedule
Description of Vehicles Sold

SCHEDULE VII

Form of Initial Lease Vehicle Acquisition Schedule

Vehicles to be leased pursuant to the Spanish Master Lease as of the Closing Date, whose Vehicle Lease Commencement Date shall be the Closing Date:

VIN	Make	Model	Model Year